Filed Pursuant to Rule 424(b)(5)
Registration No. 333-288198

Prospectus Supplement

(To Prospectus dated June 20, 2025)

Fidelity National Information Services, Inc.

$2,000,000,000 4.450% Senior Notes due 2028

$2,300,000,000 4.550% Senior Notes due 2029

$500,000,000 Floating Rate Senior Notes due 2029

$2,000,000,000 4.800% Senior Notes due 2031

We are offering $2,000,000,000 aggregate principal amount of 4.450% senior notes due 2028 (the “2028 Notes”), $2,300,000,000 aggregate principal amount of 4.550% senior notes due 2029 (the “2029 Notes”), $500,000,000 aggregate principal amount of floating rate senior notes due 2029 (the “Floating Rate Notes”) and $2,000,000,000 aggregate principal amount of 4.800% senior notes due 2031 (the “2031 Notes” and, together with the 2028 Notes and the 2029 Notes, the “Fixed Rate Notes,” and the Fixed Rate Notes together with the Floating Rate Notes, the “Senior Notes”). The 2028 Notes will mature on March 10, 2028, the 2029 Notes and the Floating Rate Notes will mature on March 10, 2029 and the 2031 Notes will mature on March 10, 2031. The 2028 Notes will bear interest at a rate of 4.450% per annum, the 2029 Notes will bear interest at a rate of 4.550% per annum and the 2031 Notes will bear interest at a rate of 4.800% per annum. We will pay interest semi-annually in arrears on the Fixed Rate Notes on March 10 and September 10 of each year, beginning on September 10, 2026. The Floating Rate Notes will bear interest at a rate per annum equal to a benchmark rate, which will initially be Compounded SOFR (as defined herein), plus a spread of 121 basis points (1.210%). We will pay interest quarterly in arrears on the Floating Rate Notes on March 10, June 10, September 10 and December 10 of each year, beginning on June 10, 2026. The Senior Notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness at any time outstanding.

Upon the occurrence of a Change of Control Triggering Event (as defined herein) with respect to a series of Senior Notes, we will be required to make an offer to purchase the Senior Notes of the applicable series at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. We may also redeem any series of Fixed Rate Notes in whole or in part at any time at the applicable redemption prices described in this prospectus supplement under the heading “Description of the Senior Notes—Optional Redemption.” We may not redeem the Floating Rate Notes prior to their maturity date.

The Senior Notes constitute new issues of securities for which there are no established trading markets. We do not plan to apply to list the Senior Notes on any securities exchange. Currently, there is no public market for the Senior Notes.

Investing in the Senior Notes involves risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2025, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds to Us (Before Expenses)
Per 2028 Note	99.926%	0.350%	99.576%
Total for 2028 Notes	$1,998,520,000	$7,000,000	$1,991,520,000
Per 2029 Note	99.875%	0.400%	99.475%
Total for 2029 Notes	$2,297,125,000	$9,200,000	$2,287,925,000
Per Floating Rate Note	100.000%	0.400%	99.600%
Total for Floating Rate Notes	$500,000,000	$2,000,000	$498,000,000
Per 2031 Note	99.930%	0.600%	99.330%
Total for 2031 Notes	$1,998,600,000	$12,000,000	$1,986,600,000

(1)	Plus accrued interest, if any, from March 10, 2026, if settlement occurs after that date.

The underwriters expect to deliver the Senior Notes on or about March 10, 2026, through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank S.A./N.V., as operator of the Euroclear system.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	Wells Fargo Securities	Citigroup	J.P. Morgan	TD Securities

Passive Bookrunners

Barclays	BofA Securities	MUFG	US Bancorp	BMO Capital Markets

Lloyds Securities	NatWest	PNC Capital Markets LLC	Regions Securities LLC

Senior Co-Managers

Credit Agricole CIB	Truist Securities	Citizens Capital Markets	Fifth Third Securities

March 4, 2026

PROSPECTUS SUPPLEMENT

PROSPECTUS

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We have not, and the underwriters have not, authorized anyone else to provide you with additional information or with information different from that in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein and any free writing prospectus that we have authorized for use in connection with this offering. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information provided by this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date on the front cover of the respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the Senior Notes in some jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

We expect delivery of the Senior Notes will be made against payment therefor on or about March 10, 2026, which is the fourth business day following the date of pricing of the Senior Notes (such settlement being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on any date prior to one business day before delivery will be required, by virtue of the fact that the Senior Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT

The terms “FIS,” “we,” “us,” the “Company” and “our” refer to Fidelity National Information Services, Inc. and its subsidiaries, except with respect to the terms of the Senior Notes, including on the cover page, “Summary—The Offering” and “Description of the Senior Notes,” for which such terms refer to Fidelity National Information Services, Inc. only.

This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering in addition to the information described in the section of this prospectus supplement entitled “Where You Can Find More Information.”

The registration statement that contains the accompanying prospectus (including the exhibits filed with and incorporated by reference in the registration statement) contains additional information about us and the Senior Notes offered under this prospectus supplement. That registration statement can be read at the SEC’s website mentioned under the section of this prospectus supplement entitled “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances. Forward-looking statements include statements about anticipated financial outcomes, including any earnings outlook or projections, projected revenue or expense synergies or dis-synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases of the Company, the Company’s sales pipeline and anticipated profitability and growth, plans, strategies and objectives for future operations, strategic value creation, risk profile and investment strategies, any statements regarding future economic conditions or performance and any statements with respect to the future impacts of the recently completed acquisition of the Issuer Solutions business (“Issuer Solutions” and, such acquisition, the “Issuer Solutions transaction”) of Global Payments Inc. (“Global Payments”). These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely” and similar expressions.

Actual results, performance or achievement could differ materially from these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•

changes in general economic, business and political conditions, a recession, intensified or expanded international hostilities, acts of terrorism, fluctuation in rates of inflation or interest, effects of announced or future tariff increases and any resulting regulatory changes in global trade relations and changes in consumer or business confidence;

•	changes in either or both the United States and international lending, capital and financial markets or currency fluctuations;

•	the risk that acquired businesses, including Issuer Solutions, will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;

•

the risk that cost savings and synergies anticipated to be realized from acquisitions, including the Issuer Solutions transaction, may not be fully realized or may take longer to realize than expected or that costs may be greater than anticipated;

•	the risks of doing business internationally;

•

the effect of legislative initiatives or proposals, statutory changes, governmental or applicable regulations and/or changes in industry requirements, including privacy, data protection, cybersecurity, cyber resilience and artificial intelligence (“AI”) laws and regulations;

•	our ability to comply with climate change legal and regulatory requirements and to maintain practices that meet our stakeholders’ evolving expectations;

•

the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;

•	changes in the growth rates of the markets for our solutions;

•

the amount, declaration and payment of future dividends is at the discretion of our Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions;

•

the amount and timing of any future share repurchases is subject to, among other things, our share price, our other investment opportunities and cash requirements, our results of operations and financial condition, our future prospects and other factors that may be considered relevant by our Board of Directors and management;

•	failures to adapt our solutions to changes in technology or in the marketplace;

•

internal or external security or privacy breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;

•

the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;

•	the risk that partners and third parties may fail to satisfy their legal obligations to us;

•	risks associated with managing pension cost, cybersecurity issues and IT outages experienced;

•	our ability to navigate the opportunities and risks associated with using and/or incorporating AI technologies into our business;

•	the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;

•

competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;

•	the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;

•	an operational or natural disaster at one of our major operations centers;

•	failure to comply with applicable requirements of payment networks or changes in those requirements;

•	fraud by bad actors; and

•	other risks detailed under “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and in our other filings with the SEC.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

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SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision.

Fidelity National Information Services, Inc.

We are a financial technology company providing solutions to financial institutions, businesses and developers. We unlock financial technology to the world across the money lifecycle underpinning the world’s financial systems. Our people are dedicated to advancing the way the world pays, banks and invests, by helping our clients to confidently run, grow and protect their businesses. Our expertise comes from decades of experience helping financial institutions and businesses of all sizes adapt to meet the needs of their customers by harnessing where reliability meets innovation in financial technology. Headquartered in Jacksonville, Florida, we are a member of the Fortune 500® and the Standard & Poor’s 500® Index.

Our growth continues to be driven by the expansion of our clients’ businesses, our internal development of innovative solutions, our focused sales and marketing efforts and our deepening reach across global financial ecosystems. Strategic acquisitions and partnerships have further enhanced our offerings, diversified our client portfolio, and expanded our reach into new and attractive markets aligned with our long-term objectives. As we advance our transformation into a platform company, we are embedding AI across our solutions and operations. We have shifted to a functional operating model, streamlining decision-making, fostering closer collaboration across the organization and with our clients. By reallocating resources toward high-value, integrated client experiences and modernizing our technology infrastructure, we are strengthening our competitive position and operational resilience.

Operating Segments

As a result of the sale of our Worldpay Merchant Solutions business, its results have been recast as discontinued operations and we no longer report the Merchant Solutions segment. We now report our financial performance based on the following segments: Banking Solutions (“Banking”), Capital Market Solutions (“Capital Markets”) and Corporate and Other. Below is a summary of each segment.

Banking

The Banking segment is focused on serving financial institutions with core processing software, transaction processing software and complementary applications and services, many of which interact directly with core processing software. We sell these solutions on either a bundled or stand-alone basis. Clients in this segment include global financial institutions, U.S. regional and community banks, credit unions and commercial lenders, as well as government institutions and other commercial organizations. We provide our clients integrated solutions characterized by multi-year processing contracts that generate recurring revenue. The predictable nature of cash flows generated from the Banking segment provides opportunities for further investments in innovation, integration, information and security, and compliance in a cost-effective manner.

Capital Markets

The Capital Markets segment is focused on serving global financial services clients and multi-national corporations with a broad array of buy- and sell-side, treasury, risk management and lending solutions. Clients in this segment include asset managers, private equity firms, sell-side securities brokerage and trading firms, insurers, asset and auto financiers and other commercial organizations. Our solutions include a variety of mission-critical buy- and sell-side applications for recordkeeping, data and analytics, trading and financing, as well as corporate treasury and risk management applications. Capital Markets clients purchase our solutions in various ways including licensing and managing technology “in-house,” using consulting and third-party service providers, as well as procuring fully outsourced end-to-end solutions. Our long-established relationships with many of these financial and commercial institutions generate significant recurring revenue. We have made, and continue to make, investments in modern platforms, advanced technologies, open application programming interfaces (“APIs”), machine learning and AI, and regulatory technology to support our Capital Markets clients.

Corporate and Other

The Corporate and Other segment consists of corporate overhead expense, certain leveraged functions and miscellaneous expenses that are not included in the operating segments, as well as certain non-strategic businesses. The overhead and leveraged costs relate to corporate marketing, finance, accounting, human resources, legal, compliance and internal audit functions, as well as other costs, such as acquisition, integration and transformation-related expenses and amortization of acquisition-related intangibles, that are not considered when management evaluates revenue-generating segment performance. Our other operating income recorded in connection with our transition services arrangements with Worldpay Holdco, LLC, a Delaware limited liability company (“Worldpay”), is also recorded in Corporate and Other.

Competitive Strengths

We believe that our competitive strengths include the following:

•	Brand. We are a highly respected brand known globally for innovation and thought leadership in the financial services sector.

•

Extensive Domain Expertise and Portfolio Breadth. Our significant expertise in the markets and domains we serve enables us to deliver a broad range of innovative software applications and flexible service offerings, ranging from managed processing arrangements, either at the client site or hosted at one of our data center or in our private cloud, to traditional license and maintenance arrangements. Our component-based platform offers clients an extensive solution set with modern, streamlined capabilities.

•

Excellent and Long-Term Relationships with Clients. A significant percentage of our business relates to solutions provided under multi-year, recurring contracts. The nature of these relationships allows us to develop close partnerships with our clients, resulting in high client retention rates. As the breadth of our service offerings has expanded, we have found that our deep and broad access within our clients’ organizations presents greater opportunities for cross-selling and up-selling solutions to our clients.

•

Data and Cloud-based Technologies. We harness advanced analytics, AI, and real-time data insights across our platforms to deliver differentiated solutions that enhance decision-making, improve operational efficiency, and create personalized client experiences. By integrating emerging technologies such as machine learning, cloud-native architectures, and API-driven ecosystems, we strengthen our ability to innovate rapidly, scale securely, and maintain a leadership position in a dynamic financial services landscape.

•

Global Distribution and Scale. We are a global leader in many of the markets we serve, supported by a large, knowledgeable talent pool of employees around the world. Our worldwide presence and global scale enable us to leverage our array of solution offerings, client relationships, and modern infrastructure to drive revenue growth and operating efficiency.

Strategy

Our mission is to deliver superior solutions to our clients and to expand our client base to generate sustained revenue and earnings growth for our shareholders. Our strategy to achieve this goal is built on the following pillars:

•

Build, Buy, or Partner to Add Solutions to Win New Clients and Cross-sell to Existing Clients. We continue to execute a disciplined build, buy and partner model embedded in product development, technology investment and go-to market execution. By investing in solution innovation, we expand our value proposition to our clients and prospects.

•

Support Our Clients Through Innovation. Changing market dynamics, particularly in the areas of digital delivery, information security and AI are transforming the way our clients operate and compete. These dynamics are driving increased demand for integrated, modular solutions built on our intellectual property. Our depth of service capabilities and platform provider model position us to engage earlier in clients’ planning and design processes, collaborate with fintechs and third-party developers, and deliver innovation solutions that help clients navigate change, enhance resilience and accelerate growth.

•

Drive Efficiency and Scalability. We strive to improve the efficiency of our operations through investments in new technologies, processes and infrastructure modernization. We also leverage a one-to-many operating model to drive high incremental margins on revenue growth, while also providing cost-effective solutions for our clients.

•

Expand Distribution. Through our global sales force and strategic commercial partnerships, we drive growth through client additions and the expansion of existing client relationships in support of our clients’ growth ambitions. Our clients range from large banks, financial institutions and other enterprises, including multi-national clients, to community or regional financial institutions and other businesses.

•

Allocate Our Capital and Resources Strategically. As we make decisions with respect to building, buying or partnering to drive innovation in support of our clients, we prioritize the allocation of capital and other resources to the opportunities providing the highest client benefit and growth potential. We also continually review our portfolio of assets and businesses to assess their fit with our strategy and will, from time to time, decide to wind down or divest businesses or assets to redeploy capital to our areas of strategic focus. We believe that keeping our team and our capital strategically focused benefits our existing clients and our ability to win new clients. At the same time, to the extent our businesses generate excess cash, we strategically use it to repurchase shares, repay debt, pay dividends or for other corporate purposes.

Corporate Information

Fidelity National Information Services, Inc. is a Georgia corporation. Our executive offices are located at 347 Riverside Avenue, Jacksonville, Florida 32202, and our telephone number at that location is (904) 438-6000. Our website address is www.fisglobal.com. The contents of our website are not incorporated into this prospectus supplement or the accompanying prospectus.

Recent Developments

On January 9, 2026, we completed (i) the Issuer Solutions transaction and (ii) the sale of our remaining equity interests in Worldpay (such sale, the “Worldpay disposition” and together with the Issuer Solutions transaction and related transactions, the “Transactions”), pursuant to the transaction agreement (the “Transaction Agreement”), entered into on April 17, 2025, by and among FIS, Global Payments, Total System Services LLC, a Delaware limited liability company, and Worldpay.

Upon the terms and subject to the conditions set forth in the Transaction Agreement, FIS acquired Issuer Solutions from Global Payments in exchange for FIS’s interest in Worldpay and approximately $7.7 billion in cash, which is equal to the difference between the purchase price payable by FIS in respect of Issuer Solutions and the purchase price payable by Global Payments in respect of FIS’s interest in Worldpay. The cash payment amount is subject to customary post-closing adjustments in respect of the respective purchase price for each of Worldpay and Issuer Solutions.

On May 1, 2025, in connection with the Issuer Solutions transaction, we entered into a Term Loan Credit Agreement (the “Term Loan Credit Agreement”) with Goldman Sachs Bank USA, as administrative agent, and certain other financial institutions party thereto as lenders, providing for a senior unsecured term loan facility in an aggregate principal amount of up to $8.0 billion (the “Term Loan Facility”). Borrowings under the Term Loan Facility were used to fund the consideration for the Issuer Solutions transaction and to pay fees, costs and expenses related thereto. As of January 9, 2026, we had approximately $7.7 billion in borrowings outstanding under the Term Loan Facility.

We currently expect to repay the borrowings outstanding under the Term Loan Facility with the net proceeds from the issuance of the Senior Notes offered hereby and the anticipated issuance of Euro-denominated senior notes subject to market and other conditions (the “Euro notes offering”).

This description of the foregoing financing transactions is included herein solely for informational purposes. In particular, the Euro notes offering is being made by means of a separate, standalone prospectus supplement, and not by means of this prospectus supplement. The amount and terms and conditions of the Euro notes offering are subject to market conditions. There can be no assurance that we will be able to complete the Euro notes offering on terms and conditions acceptable to us or at all. The offering of the Senior Notes is not contingent on the completion of the Euro notes offering.

The Offering

The summary below describes the principal terms of the Senior Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Senior Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the Senior Notes.

Issuer	Fidelity National Information Services, Inc.

Securities Offered

$2,000,000,000 aggregate principal amount of 4.450% senior notes due 2028.

$2,300,000,000 aggregate principal amount of 4.550% senior notes due 2029.

$500,000,000 aggregate principal amount of floating rate senior notes due 2029.

$2,000,000,000 aggregate principal amount of 4.800% senior notes due 2031.

Issue Price	2028 Notes: 99.926% plus accrued interest, if any, from March 10, 2026.

2029 Notes: 99.875% plus accrued interest, if any, from March 10, 2026.

Floating Rate Notes: 100.000% plus accrued interest, if any, from March 10, 2026.

2031 Notes: 99.930% plus accrued interest, if any, from March 10, 2026.

Maturity Date	2028 Notes: March 10, 2028.

2029 Notes: March 10, 2029.

Floating Rate Notes: March 10, 2029.

2031 Notes: March 10, 2031.

Interest Rate	The 2028 Notes will bear interest from March 10, 2026, or from the most recent interest payment date to which interest has been paid, at the rate of 4.450% per annum.

The 2029 Notes will bear interest from March 10, 2026, or from the most recent interest payment date to which interest has been paid, at the rate of 4.550% per annum.

The Floating Rate Notes will bear interest from March 10, 2026, or from the most recent interest payment date to which interest has been paid, at a rate per annum equal to a benchmark rate, which will initially be Compounded SOFR, plus a spread of 121 basis points (1.210%).

The 2031 Notes will bear interest from March 10, 2026, or from the most recent interest payment date to which interest has been paid, at the rate of 4.800% per annum.

Interest Payment Dates

Interest on the Fixed Rate Notes will be paid semi-annually in arrears on March 10 and September 10 of each year, beginning on September 10, 2026.

Interest on the Floating Rate Notes will be paid quarterly in arrears on March 10, June 10, September 10 and December 10 of each year, beginning on June 10, 2026.

Ranking	The Senior Notes will be our senior unsecured obligations and will (1) rank equally in right of payment with all of our existing and future senior unsecured debt, (2) be effectively junior to all of our existing and future secured debt to the extent of the value of the assets securing that secured debt, and (3) rank senior in right of payment to all of our future debt, if any, that is by its terms expressly subordinated to the Senior Notes. The Senior Notes will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries, other than any of our domestic wholly-owned subsidiaries which guarantees or becomes a co-obligor under any of our credit facilities in the future (in which case any such subsidiary will be required to also guarantee the Senior Notes). On the issue date, the Senior Notes will not be guaranteed by any of our subsidiaries.

As of December 31, 2025, we had outstanding, on a consolidated basis, approximately $13.1 billion of senior unsecured indebtedness and, on an as adjusted basis after giving effect to the Transactions, we would have had outstanding, on a consolidated basis, approximately $21.1 billion of senior unsecured indebtedness. Also at that date, historically and on an as adjusted basis after giving effect to the Transactions, we had no secured indebtedness and our subsidiaries had no preferred equity. As of December 31, 2025, our subsidiaries had outstanding approximately $6.3 billion of liabilities (including approximately $1.3 billion of deferred revenue and excluding any intercompany liabilities) and, on an as adjusted basis after giving effect to the Transactions, our subsidiaries would have had outstanding approximately $7.0 billion of liabilities (including approximately $1.4 billion of deferred revenue and excluding any intercompany liabilities).

Use of Proceeds	We expect the net proceeds from this offering to be approximately $6.748 billion after deducting the underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from this offering to repay short-term indebtedness under the Term Loan Facility incurred to finance the Issuer Solutions transaction, which currently bears interest at a rate of 5.018% per annum and matures on January 8, 2027, with any remaining net proceeds to be used to repay outstanding borrowings under our existing commercial paper programs. See “Use of Proceeds.”

Conflicts of Interest	Certain of the underwriters or their affiliates are lenders under the Term Loan Credit Agreement and/or may hold commercial paper under our existing commercial paper programs. Accordingly, such underwriters or their affiliates may receive an amount in excess of 5% of the net proceeds from this offering. The foregoing payments may constitute a “conflict of interest” under FINRA Rule 5121. Consequently, this offering will be conducted in accordance with the requirements of FINRA Rule 5121. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Purchase of Senior Notes upon a Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event with respect to a series of Senior Notes, we must offer to purchase the Senior Notes of the applicable series at 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of the purchase. For more details, see “Description of the Senior Notes—Purchase of Senior Notes upon a Change of Control Triggering Event.”

Optional Redemption

The Floating Rate Notes will not be redeemable at our option prior to their maturity date.

Prior to (A) the applicable Par Call Date (as defined below), in the case of the 2029 Notes and the 2031 Notes, and (B) the maturity date, in the case of the 2028 Notes, the Fixed Rate Notes will be redeemable at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of 100% of the principal amount to be redeemed and a make-whole amount calculated as described in this prospectus supplement, plus, in either case, accrued and unpaid interest, if any, to, but excluding, the date of redemption.

At any time on or after the applicable Par Call Date, the 2029 Notes and the 2031 Notes (collectively, the “Par Call Notes”) will be redeemable at our option at a price equal to 100% of the principal amount of the applicable series of Par Call Notes being redeemed, plus accrued and unpaid interest, if any, on such Par Call Notes being redeemed, to, but excluding, the applicable redemption date.

“Par Call Date” means, with respect to the 2029 Notes, February 10, 2029 (the date that is one month prior to the maturity date of the 2029 Notes), and with respect to the 2031 Notes, February 10, 2031 (the date that is one month prior to the maturity date of the 2031 Notes).

Covenants	We will issue the 2028 Notes, the 2029 Notes and the Floating Rate Notes under an indenture with Regions Bank as trustee. We will issue the 2031 Notes under an indenture with U.S. Bank Trust Company, National Association, as trustee. The indentures will include certain covenants, including limitations on our ability to:

● create liens on certain of our assets;

● enter into sale and lease-back transactions with respect to properties; and

● merge or consolidate with another entity.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of the Senior Notes—Restrictive Covenants.”

Listing	The Senior Notes are new issues of securities with no established trading markets. The Senior Notes are not, and are not expected to be, listed on any national securities exchange or included in any automated dealer quotation system.

Further Issuances	We may create and issue additional Senior Notes of any series ranking equally and ratably with the applicable series of Senior Notes offered by this prospectus supplement in all respects, except for the issue date, public offering price and, if applicable, the initial interest payment date and the initial interest accrual date, so that such additional Senior Notes will be consolidated and form a single series with the applicable series of Senior Notes offered by this prospectus supplement, provided that if for U.S. federal income tax purposes the additional Senior Notes are not fungible with the applicable series of Senior Notes previously issued, the additional Senior Notes will have a separate CUSIP number.

Trustees	Regions Bank will act as trustee for the 2028 Notes, the 2029 Notes and the Floating Rate Notes. U.S. Bank Trust Company, National Association, will act as trustee for the 2031 Notes.

Calculation Agent for the Floating Rate Notes	Regions Bank

CUSIP / ISIN	2028 Notes: 31620M CA2 / US31620MCA27 2029 Notes: 31620M CD6 / US31620MCD65 Floating Rate Notes: 31620M CC8 / US31620MCC82 2031 Notes: 31620M CE4 / US31620MCE49

Denominations	$2,000 and integral multiples of $1,000 in excess thereof.

Governing Law	The State of New York

You should refer to the section entitled “Risk Factors” beginning on page S-8 of this prospectus supplement and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2025, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, for an explanation of certain risks of investing in the Senior Notes.

RISK FACTORS

Investing in the Senior Notes offered hereby involves risks. In consultation with your own financial and legal advisors, you should carefully consider the information included in this prospectus supplement and the accompanying prospectus, together with the other information they incorporate by reference, before deciding whether an investment in the Senior Notes offered hereby is suitable for you. We also urge you to carefully consider the factors set forth under the heading “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement. In this “Risk Factors” section, (i) when we refer to the applicability of the Secured Overnight Financing Rate (“SOFR”) to the Floating Rate Notes, we mean the Floating Rate Notes at any time when the interest rate on the Floating Rate Notes is or will be determined based on SOFR, including Compounded SOFR, and (ii) when we refer to the “benchmark transition provisions” and certain defined terms in those provisions, we mean the benchmark transition provisions and defined terms that are described under “Description of the Senior Notes—Principal and Interest—Floating Rate Notes—Effect of Benchmark Transition Event.”

Risks Related to the Issuer Solutions Transaction

The unaudited pro forma condensed combined financial information reflecting the Issuer Solutions transaction and the Worldpay disposition incorporated by reference into this prospectus supplement is based on assumptions.

FIS and Issuer Solutions only have approximately one month of operating as a combined company. The unaudited pro forma condensed combined financial information incorporated by reference into this prospectus supplement, which was prepared in accordance with Article 11 of Regulation S-X, and the historical financial statements of the FIS and Issuer Solutions businesses are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have actually occurred had the Issuer Solutions transaction and the Worldpay disposition been completed at or as of the dates indicated, nor is such unaudited pro forma condensed combined financial information indicative of the future operating results or financial position of the combined company had the Issuer Solutions transaction, the Worldpay disposition and the related financings been completed at or as of the dates indicated. The unaudited pro forma condensed combined financial information does not reflect future changes or future events resulting from the Issuer Solutions transaction or Worldpay disposition that may occur, including restructuring activities or other costs related to the integration of the FIS and Issuer Solutions businesses or the separation of the Worldpay Merchant Solutions business, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions.

The unaudited pro forma condensed combined financial information incorporated by reference into this prospectus supplement is based in part on certain assumptions regarding the Issuer Solutions transaction and the Worldpay disposition. We believe the assumptions underlying such unaudited pro forma condensed combined financial information are reasonable under the circumstances; however, such assumptions and estimates are preliminary and may not prove to be accurate over time. We have no obligation to update the pro forma condensed financial information incorporated by reference into this prospectus supplement for any subsequent event and may not do so.

As a result, investors should not place any undue reliance on the unaudited pro forma condensed combined financial information, and our actual results following the completion of the Issuer Solutions transaction and the Worldpay disposition may differ from those that are reflected therein.

Risks Related to the Senior Notes

The covenants relating to the Senior Notes, our existing notes and our revolving credit facilities are limited and do not prohibit us from incurring additional debt or taking other actions that could negatively impact holders of the Senior Notes.

We may be able to incur substantially more debt in the future. The indentures governing the Senior Notes will not limit, and the indentures governing our existing notes do not currently limit, us or any of our subsidiaries from incurring debt or additional liabilities. The agreements governing our revolving credit facilities restrict, but do not prohibit, FIS or its subsidiaries from incurring other additional indebtedness, which restrictions are subject to a number of qualifications and exceptions. As a result, FIS and its subsidiaries may incur additional indebtedness which, under certain circumstances, may be secured without any requirement to also secure our obligations under the Senior Notes. Further, our debt agreements do not prevent us or any of our subsidiaries from incurring obligations that do not constitute debt under the terms thereof. We also have commercial paper programs for the issuance and sale of senior unsecured commercial paper notes. As of December 31, 2025, we had outstanding borrowings of approximately $2.7 billion under our commercial paper programs. In addition, as of December 31, 2025, we had borrowing capacity under our revolving credit facilities of approximately $4.1 billion (net of approximately $2.7 billion backstopping our commercial paper notes and an outstanding balance thereunder of $215 million). To the extent new debt is added to our current levels, the ratings of and our ability to pay our obligations under the Senior Notes could be adversely affected.

There are no financial covenants in the indentures.

There are no financial covenants in the indentures. You are not protected under the indentures in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the limited extent described in this prospectus supplement under “Description of the Senior Notes—Purchase of Senior Notes upon a Change of Control Triggering Event” and “Description of the Senior Notes—Restrictive Covenants—Consolidation, Merger, Sale of Assets and Other Transactions.” In addition, the limitation on liens and limitation on sale and lease-back transactions covenants with respect to principal facilities contain exceptions that will allow us to create, grant or incur liens or security interests or enter into sale and lease-back transactions with respect to our facilities in a number of circumstances. For these reasons, the terms of the indentures governing the Senior Notes will provide only limited protection against significant corporate events that could adversely impact your investment in the Senior Notes.

Our holding company structure may impact your ability to receive payment on the Senior Notes.

We are a holding company with no significant operations or material assets other than the capital stock of our subsidiaries. As a result, our ability to repay our indebtedness, including the Senior Notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, distribution, loan, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the Senior Notes or to make funds available for that purpose. In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Senior Notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries.

Effective subordination of the Senior Notes to indebtedness and other liabilities of our subsidiaries and to the claims of secured creditors may reduce amounts available for payment of the Senior Notes.

The Senior Notes are not guaranteed by any of our subsidiaries. As a result, the Senior Notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries, other than any of our domestic wholly-owned subsidiaries which guarantees or becomes a co-obligor under any of our credit facilities in the future (in which case any such subsidiary will be required to also guarantee the Senior Notes).

However, the agreements governing our revolving credit facilities do not currently provide for any obligation of our subsidiaries to guarantee the debt under such agreement, even if our subsidiaries guarantee other indebtedness. Such agreement also restricts, but does not prohibit, our subsidiaries from incurring other indebtedness, which restrictions are subject to a number of qualifications and exceptions. As a result, our subsidiaries may incur additional indebtedness without any requirement to provide guarantees of or become co-obligors under our credit facilities or, as a result, the Senior Notes. Also, such agreement does not prevent any of our subsidiaries from incurring obligations that do not constitute debt under the terms thereof.

Except to the extent that we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the Senior Notes). As of December 31, 2025, our subsidiaries had approximately $6.3 billion of liabilities (including approximately $1.3 billion of deferred revenue and excluding any intercompany liabilities) and, on an as adjusted basis after giving effect to the Transactions, our subsidiaries would have had outstanding approximately $7.0 billion of liabilities (including approximately $1.4 billion of deferred revenue and excluding any intercompany liabilities).

Other than to the extent contemplated under “Description of the Senior Notes—Restrictive Covenants—Limitation on Liens,” the Senior Notes will not be secured by any of our assets, and as a result will be effectively subordinated to any secured debt that we may now have or may incur in the future, to the extent of the value of the assets securing such debt. As of December 31, 2025, historically and on an as adjusted basis after giving effect to the Transactions, we had no secured indebtedness.

A court could void any future guarantees of the Senior Notes by our subsidiaries under fraudulent transfer laws.

On the issue date, the Senior Notes will not be guaranteed by any of our subsidiaries. Following the issue date, in certain circumstances certain of our domestic, wholly-owned subsidiaries may guarantee the Senior Notes. Although such guarantees would provide you with a direct claim against the assets of the subsidiary guarantors, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a bankruptcy court could void (i.e., cancel) any payments by that guarantor pursuant to its guarantee and require those payments to be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor. Each guarantee, if any, will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless.

The bankruptcy court might take these actions if it found, among other things, that when a subsidiary guarantor executed its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee):

●	such subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee; and

●	such subsidiary guarantor:

○	was insolvent, or was rendered insolvent, by the incurrence of the guarantee;

○	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital to carry on its business;

○	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

○	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

A bankruptcy court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the Senior Notes. A bankruptcy court could also void a guarantee if it found that the subsidiary issued its guarantee with actual intent to hinder, delay or defraud creditors.

Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

If a court voided a guarantee, it could require that noteholders return any amounts previously paid under such guarantee. If any guarantee were voided, noteholders would retain their rights against us and any other subsidiary guarantors, although there is no assurance that those entities’ assets would be sufficient to pay the Senior Notes in full.

Future subsidiary guarantees, if any, will be released under certain circumstances.

On the issue date, the Senior Notes will not be guaranteed by any of our subsidiaries. Following the issue date, in certain circumstances certain of our domestic, wholly-owned subsidiaries may guarantee the Senior Notes. Upon the occurrence of certain events, including if the obligations of any guarantor under our revolving credit facilities terminate or are released, such guarantor’s guarantee of the Senior Notes will also be released. See “Description of the Senior Notes—General.” In such event, the risks applicable to the Senior Notes with respect to our subsidiaries that are not guarantors at such time will also be applicable with respect to such released guarantor.

The credit ratings assigned to the Senior Notes may not reflect all risks of an investment in the Senior Notes.

We expect that the Senior Notes will be rated by at least two nationally recognized statistical rating organizations. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the Senior Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Senior Notes and increase our corporate borrowing costs.

We may not be able to repurchase the Senior Notes upon a Change of Control Triggering Event.

We may not be able to repurchase the Senior Notes upon a Change of Control Triggering Event because we may not have sufficient funds. Upon a Change of Control Triggering Event, holders of the Senior Notes may require us to make an offer to purchase the Senior Notes for cash at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any. Our failure to purchase such tendered Senior Notes upon the occurrence of such Change of Control Triggering Event would result in an “Event of Default” under the indentures governing the Senior Notes and a cross-default under the agreements governing certain of our other indebtedness which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. If such a Change of Control Triggering Event were to occur, we may not have sufficient funds to repay any such accelerated indebtedness. In addition, you may not be able to require us to repurchase the Senior Notes under the change of control provisions in the indentures in the event of certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness, potentially resulting in a downgrade of our credit ratings, thereby negatively affecting the value of the Senior Notes), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control Triggering Event” under the indentures. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control Triggering Event” that would trigger our obligation to purchase the Senior Notes. Therefore, if an event occurs that does not constitute a “Change of Control Triggering Event,” we will not be required to make an offer to purchase the Senior Notes despite the event. See “Description of the Senior Notes—Purchase of Senior Notes upon a Change of Control Triggering Event.”

An active after-market for the Senior Notes may not develop.

Each series of Senior Notes constitutes a new issue of securities for which there is no established trading market. We cannot assure you that an active after-market for the Senior Notes will develop or be sustained or that holders of the Senior Notes will be able to sell their Senior Notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the Senior Notes of each series, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Senior Notes. The Senior Notes are not listed and we do not plan to apply to list the Senior Notes on any securities exchange or to include them in any automated dealer quotation system.

The market prices for the Senior Notes will depend on many factors, including:

●	our credit ratings with major credit rating agencies;

●	the prevailing interest rates being paid by other companies similar to us;

●	our financial condition, financial performance and future prospects, including relative to guidance or analyst estimates;

●	the overall condition of the financial markets; and

●	the other risks detailed in this document and in our other filings with the SEC.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the Senior Notes.

Risks Related to the Floating Rate Notes

The future performance of SOFR cannot be predicted based on historical performance.

The future performance of SOFR cannot be predicted based on the limited historical performance. Levels of SOFR going forward may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. While some pre-publication historical data have been released by the Federal Reserve Bank of New York, such analysis inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict and therefore no future performance of SOFR may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. There can be no assurance that SOFR will be positive. Investors in the Floating Rate Notes may not be able to sell the Floating Rate Notes at all or may not be able to sell the Floating Rate Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market and may consequently suffer from increased pricing volatility and market risk.

The interest rate on the Floating Rate Notes is based on a Compounded SOFR rate and the SOFR Index.

For each Floating Rate Notes interest period, the interest rate on the Floating Rate Notes is based on Compounded SOFR, which is calculated using the SOFR Index published by the Federal Reserve Bank of New York according to the specific formula described under “Description of the Senior Notes—Principal and Interest—Floating Rate Notes—Compounded SOFR,” not the SOFR rate published on or in respect of a particular date during such Floating Rate Notes interest period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the Floating Rate Notes during any Floating Rate Notes interest period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during a Floating Rate Notes interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Floating Rate Notes on the Floating Rate Interest Payment Date (as defined herein) for such Floating Rate Notes interest period.

Compounded SOFR with respect to a particular Floating Rate Notes interest period will only be capable of being determined near the end of the relevant Floating Rate Notes interest period.

The level of Compounded SOFR applicable to a particular Floating Rate Notes interest period and, therefore, the amount of interest payable with respect to such Floating Rate Notes interest period will be determined on the Interest Payment Determination Date for such Floating Rate Notes interest period. Because each such date is near the end of such Floating Rate Notes interest period, you will not know the amount of interest payable with respect to a particular Floating Rate Notes interest period until shortly prior to the related Floating Rate Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Floating Rate Interest Payment Date. In addition, some investors may be unwilling or unable to trade the Floating Rate Notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the Floating Rate Notes.

SOFR or the SOFR Index may be modified or discontinued and the Floating Rate Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Floating Rate Notes.

The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Floating Rate Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction of the amount of interest payable on the Floating Rate Notes, which may adversely affect the trading prices of the Floating Rate Notes. The Federal Reserve Bank of New York may withdraw, modify, amend, suspend or discontinue the publication of the SOFR Index or SOFR data in its sole discretion and without notice (in which case a fallback method of determining the interest rate on the Floating Rate Notes as further described under “Description of the Senior Notes—Principal and Interest—Floating Rate Notes—Compounded SOFR” will apply) and has no obligation to consider the interests of holders of the Floating Rate Notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR or the SOFR Index. The interest rate for any Floating Rate Notes interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that Floating Rate Notes interest period has been determined.

If we or our Designee (as defined herein) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of the SOFR Index, then the interest rate on the Floating Rate Notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, which will be a different rate plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Description of the Senior Notes— Principal and Interest—Floating Rate Notes—Compounded SOFR.”

We or an affiliate of ours will or could have authority to make determinations, decisions and elections that could affect the return on, value of and market for the Floating Rate Notes.

Under the terms of the Floating Rate Notes, we are authorized to make certain determinations, decisions and elections with respect to the interest rate on the Floating Rate Notes. We will make any such determination, decision or election in our sole discretion, and any such determination, decision or election that we make could affect the amount of interest payable on the Floating Rate Notes. For example, if we determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Floating Rate Notes, then we will determine, among other things, the Benchmark Replacement, Benchmark Replacement Adjustment and Benchmark Replacement Conforming Changes. Furthermore, we are authorized to appoint a designee (which may be one of our affiliates) to make certain of the determinations, decisions and elections that we are authorized to make under the terms of the Floating Rate Notes, including any determination that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, and the related determinations of the Benchmark Replacement and Benchmark Replacement Adjustment. Any exercise of discretion by us, or by one of our affiliates acting as our designee, under the terms of the Floating Rate Notes could present a conflict of interest. In addition, we or an affiliate of ours may assume the duties of calculation agent for the Floating Rate Notes. In making any required determinations, decisions and elections under the terms of the Floating Rate Notes, we or any affiliate acting as our designee, including if we or an affiliate are acting as calculation agent, may have economic interests that are adverse to the interest of the holders of those notes, and those determinations, decisions or elections could have a material adverse effect on the return on, value of and market for those notes. All determinations, decisions or elections by us, or by one of our affiliates acting as our designee, including those made by us or by an affiliate acting as calculation agent, will be conclusive and binding absent manifest error.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $6.748 billion after deducting the underwriting discounts and our estimated offering expenses.

We intend to use the net proceeds from this offering to repay short-term indebtedness incurred under the Term Loan Facility to finance the Issuer Solutions transaction, which currently bears interest at a rate of 5.018% per annum and matures on January 8, 2027, with any remaining net proceeds to be used to repay outstanding borrowings under our existing commercial paper programs.

Certain of the underwriters or their affiliates are lenders under the Term Loan Credit Agreement and/or may hold commercial paper under our existing commercial paper programs. To the extent any short-term indebtedness incurred under the Term Loan Facility or any such commercial paper is to be repaid using the net proceeds from this offering, such underwriters or their affiliates, as applicable, may receive a portion of the net proceeds from this offering. Accordingly, this offering is being made in compliance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

DESCRIPTION OF THE SENIOR NOTES

The following description of certain material terms of the Senior Notes offered hereby does not purport to be complete. This description supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” in the accompanying prospectus.

The 2028 Notes, the 2029 Notes and the Floating Rate Notes will be issued as separate series of debt securities under an indenture to be dated as of the settlement date (the “Regions Base Indenture”), between us, certain other parties thereto and Regions Bank, as trustee (“Regions”). The 2031 Notes will be issued under an indenture to be dated as of the settlement date (the “U.S. Bank Base Indenture” and, together with the Regions Base Indenture, the “Base Indentures”), between us, certain other parties thereto and U.S. Bank Trust Company, National Association, as trustee (“U.S. Bank” and, together with Regions, the “Trustees” and each, a “Trustee”). Each of the Base Indentures will be supplemented by a supplemental indenture with respect to each of the applicable series of Senior Notes, each to be entered into concurrently with the delivery of the Senior Notes (such supplemental indentures, together with the applicable Base Indenture, the “Indentures”). The following description is subject to, and is qualified in its entirety by reference to, the Indentures, including the definitions of certain terms contained therein and those terms made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized and other terms not otherwise defined in this prospectus supplement have the meanings given to them in the applicable Indenture. As used in the following description, the terms “FIS,” “we,” “us” and “our” refer to Fidelity National Information Services, Inc. and not any of its subsidiaries, unless the context requires otherwise.

We urge you to read the applicable Indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the Senior Notes. For information about how to obtain copies of the Indentures from us, see “Where You Can Find More Information.”

General

The 2028 Notes will be initially limited to $2,000,000,000 aggregate principal amount and will mature on March 10, 2028. The 2029 Notes will be initially limited to $2,300,000,000 aggregate principal amount and will mature on March 10, 2029. The Floating Rate Notes will be initially limited to $500,000,000 aggregate principal amount and will mature on March 10, 2029. The 2031 Notes will be initially limited to $2,000,000,000 aggregate principal amount and will mature on March 10, 2031. We may from time to time, without notice to, or the consent of, the holders of the applicable series of Senior Notes, increase the principal amount of the Senior Notes of that series, on the same terms and conditions (except for the issue date, the public offering price and, in some cases, the first interest payment date and the initial interest accrual date) as such series of Senior Notes being offered hereby, provided that if such additional Senior Notes will not be fungible with the previously issued Senior Notes of the applicable series for U.S. federal income tax purposes, such additional Senior Notes will have a separate CUSIP number. Each series of Senior Notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The security registrar and transfer agent for the Senior Notes will be (i) Regions, with respect to the 2028 Notes, the 2029 Notes and the Floating Rate Notes, and (ii) U.S. Bank, with respect to the 2031 Notes, in each case until such time as a successor security registrar or transfer agent is appointed.

The Senior Notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. The Senior Notes initially will not be guaranteed by any of our subsidiaries, provided that if any of our domestic wholly-owned subsidiaries guarantees or becomes a co-obligor in respect of any Debt (as defined herein) of FIS under its Credit Facilities (as defined herein) in the future, any such subsidiary also will be required to guarantee the Senior Notes (such subsidiary, if and for so long as such subsidiary provides a guarantee of the Senior Notes, a “Subsidiary Guarantor”). Any such guarantee would be a senior unsecured obligation of any such Subsidiary Guarantor and would rank equal with all existing and future senior unsecured indebtedness of such Subsidiary Guarantor and senior to all subordinated indebtedness of such Subsidiary Guarantor. Any such guarantee would be effectively subordinated to any secured indebtedness of such Subsidiary Guarantor to the extent of the assets securing such indebtedness. Any such guarantee would be full and unconditional, provided that the obligations of a Subsidiary Guarantor under its applicable guarantee would be limited as necessary to prevent such guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal or state law. By virtue of this limitation, a Subsidiary Guarantor’s obligations under its guarantee, if any, could be significantly less than amounts payable with respect to the Senior Notes, or a Subsidiary Guarantor may have effectively no obligation under its guarantee. See “Risk Factors—Risks Related to the Senior Notes—A court could void any future guarantees of the Senior Notes by our subsidiaries under fraudulent transfer laws.”

Any such guarantee of a Subsidiary Guarantor with respect to the Senior Notes would terminate and be discharged and of no further force and effect and the applicable Subsidiary Guarantor would be automatically and unconditionally released from all of its obligations thereunder:

(1) concurrently with any direct or indirect sale or other disposition (including by way of consolidation, merger or otherwise) of the Subsidiary Guarantor or the sale or disposition (including by way of consolidation, merger or otherwise) of all or substantially all the assets of the Subsidiary Guarantor (other than to FIS or any of its subsidiaries);

(2) at any time that such Subsidiary Guarantor is released from all of its obligations (other than contingent indemnification obligations that may survive such release) as a guarantor or co-obligor of all Debt of FIS under the Credit Facilities except a discharge by or as a result of payment under such guarantee;

(3) upon the merger or consolidation of any Subsidiary Guarantor with and into FIS or any Subsidiary Guarantor that is the surviving person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following or contemporaneously with the transfer of all of its assets to FIS or any Subsidiary Guarantor;

(4) for the applicable series of Senior Notes, upon the defeasance or discharge of such series of Senior Notes, as provided in the applicable Indenture, or upon satisfaction and discharge of such Indenture; or

(5) for the applicable series of Senior Notes, upon the prior consent of the holders of such series of Senior Notes then outstanding as provided for under “—Modification of the Indentures.”

The Senior Notes will be effectively subordinated to any secured indebtedness of FIS to the extent of the assets securing such indebtedness and will be structurally subordinated to the obligations (including trade accounts payable) and preferred equity of our subsidiaries that are not Subsidiary Guarantors. As of December 31, 2025, we had outstanding, on a consolidated basis, approximately $13.1 billion of senior unsecured indebtedness and no secured indebtedness and, on an as adjusted basis after giving effect to the Transactions, we would have had outstanding, on a consolidated basis, approximately $21.1 billion of senior unsecured indebtedness and no secured indebtedness. Also as of that date, our subsidiaries had outstanding approximately $6.3 billion of liabilities (including approximately $1.3 billion of deferred revenue and excluding any intercompany liabilities) and no preferred equity and, on an as adjusted basis after giving effect to the Transactions, our subsidiaries would have had outstanding approximately $7.0 billion of liabilities (including approximately $1.4 billion of deferred revenue and excluding any intercompany liabilities) and no preferred equity. As of December 31, 2025, our subsidiaries held approximately 97% of our consolidated assets, net of intercompany assets (or 98% on an as adjusted basis after giving effect to the Transactions). For the year ended December 31, 2025, our subsidiaries generated approximately 110% of our consolidated total operating income (or 108% on an as adjusted basis after giving effect to the Transactions). See “Risk Factors—Risks Related to the Senior Notes—Effective subordination of the Senior Notes to indebtedness of our subsidiaries and to the claims of secured creditors may reduce amounts available for payment of the Senior Notes.”

The Indentures do not contain any covenants or provisions that would afford the holders of the Senior Notes protection in the event of a highly leveraged or other transaction that is not in the best interests of the holders of the Senior Notes, except to the limited extent described below under “—Purchase of Senior Notes upon a Change of Control Triggering Event” and “—Restrictive Covenants.”

Principal and Interest

Fixed Rate Notes

The 2028 Notes will mature on March 10, 2028, unless we redeem or purchase the 2028 Notes prior to that date, as described below under “—Optional Redemption” or “—Purchase of Senior Notes upon a Change of Control Triggering Event.” Interest on the 2028 Notes will accrue at the rate of 4.450% per year and will be paid on the basis of a 360-day year of twelve 30-day months.

The 2029 Notes will mature on March 10, 2029, unless we redeem or purchase the 2029 Notes prior to that date, as described below under “—Optional Redemption” or “—Purchase of Senior Notes upon a Change of Control Triggering Event.” Interest on the 2029 Notes will accrue at the rate of 4.550% per year and will be paid on the basis of a 360-day year of twelve 30-day months.

The 2031 Notes will mature on March 10, 2031, unless we redeem or purchase the 2031 Notes prior to that date, as described below under “—Optional Redemption” or “—Purchase of Senior Notes upon a Change of Control Triggering Event.” Interest on the 2031 Notes will accrue at the rate of 4.800% per year and will be paid on the basis of a 360-day year of twelve 30-day months.

We will pay interest on each series of Fixed Rate Notes semi-annually in arrears on March 10 and September 10, of each year, beginning on September 10, 2026, to the holder in whose name each such Fixed Rate Note is registered on the February 23 or August 26 preceding the applicable interest payment date, whether or not such day is a business day.

Amounts due on the stated maturity date or earlier redemption or repurchase date of each series of Fixed Rate Notes will be payable at the corporate trust office of the applicable Trustee. We may make payment of interest on an interest payment date in respect of each series of Fixed Rate Notes in certificated form by check mailed to the address of the person entitled to the payment as it appears in the security register or by transfer to an account maintained by the payee with a bank located in the United States, provided that the applicable paying agent shall have received the relevant wire transfer information by the related record date. We will make payments of principal, premium, if any, and interest in respect of each series of Fixed Rate Notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in each series of Fixed Rate Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time.

Neither we nor the Trustees will impose any service charge for any transfer or exchange of a Fixed Rate Note. However, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of Fixed Rate Notes. If any interest payment date, stated maturity date or earlier redemption or purchase date falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, the stated maturity date or earlier redemption or purchase date, as the case may be, to the next business day. The term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

Floating Rate Notes

The Floating Rate Notes will mature on March 10, 2029, unless we purchase the Floating Rate Notes prior to that date, as described below under “—Purchase of Senior Notes upon a Change of Control Triggering Event.”

The Floating Rate Notes will bear interest for each interest period at a rate determined by the calculation agent, except as set forth below. The calculation agent is Regions Bank, until such time as we appoint a successor calculation agent (the “Calculation Agent”).

Interest on the Floating Rate Notes will accrue from and including March 10, 2026 or from and including the most recent interest payment date to which interest has been paid or provided for. We will make interest payments on the Floating Rate Notes quarterly in arrears on March 10, June 10, September 10 and December 10 of each year, with the first interest payment being made on June 10, 2026, and on the maturity date (each, a “Floating Rate Interest Payment Date”), to the holder in whose name each such Floating Rate Note is registered on the fifteenth calendar day (whether or not a business day) preceding the applicable Floating Rate Interest Payment Date, whether or not such record day is a business day.

The interest rate on the Floating Rate Notes for a particular interest period will be equal to a benchmark rate, which will initially be Compounded SOFR (determined as described below), plus a spread (the “spread”) of 121 basis points (1.210%). The interest determination date for an interest period with respect to the Floating Rate Notes will be the date that is two U.S. Government Securities Business Days (as defined herein) before the applicable interest payment date. Promptly upon determination, the Calculation Agent will inform Regions and us, or in certain circumstances described below, FIS or our designee (which may be an independent financial advisor or such other designee of ours (any such entity, a “Designee”)) will inform Regions, of the interest rate with respect to the Floating Rate Notes for such interest period. Absent manifest error, the determination of the interest rate by the Calculation Agent, or in certain circumstances described below, by FIS or our Designee, shall be binding and conclusive on the holders of the Floating Rate Notes, Regions and us. For the avoidance of doubt, in no event shall the Calculation Agent, Regions or the paying agent be the Designee. If an interest payment date with respect to the Floating Rate Notes (other than the maturity date) falls on a date that is not a business day, the interest payment date shall be postponed to the next succeeding business day (in which case no additional interest will accrue or otherwise accumulate on the amount payable for the period from and after any such interest payment date) unless such next succeeding business day would be in the following month, in which case, the interest payment date shall be the immediately preceding business day.

The term “interest period,” with respect to the Floating Rate Notes, means (i) the period from, and including, the most recent interest payment date for the Floating Rate Notes (or, with respect to the initial interest period only, from and including March 10, 2026) to, but excluding, the next succeeding interest payment date for the Floating Rate Notes or (ii) in the case of the last such period, from, and including, the interest payment date for the Floating Rate Notes immediately preceding the maturity date to, but excluding, such maturity date. As further described herein, the amount of interest accrued and payable on the Floating Rate Notes for each interest period will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes multiplied by (ii) the product of (a) the interest rate of the Floating Rate Notes for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such interest period divided by 360. Interest on the Floating Rate Notes will be paid to, but excluding, the applicable interest payment date.

None of Regions, the paying agent or the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Compounded SOFR (or any other benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event (as defined herein) or related Benchmark Replacement Date (as defined herein), (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment (as defined herein), or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes (as defined herein) are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of Regions, the paying agent and Calculation Agent shall be entitled to conclusively rely on any determinations made by FIS or its Designee without independent investigation, and none will have any liability for actions taken at the direction of FIS.

Any determination, decision or election that may be made by FIS or its Designee in connection with a Benchmark Transition Event or a Benchmark Replacement, including any determination with respect to a rate or adjustment or of the occurrence of non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in FIS’s or its Designee’s sole discretion and, notwithstanding anything to the contrary in the transaction documents, will become effective without consent from any other party. None of Regions, the Calculation Agent or the paying agent will have any liability for any determination made by or on behalf of FIS or its Designee in connection with a Benchmark Transition Event or a Benchmark Replacement.

None of Regions, the paying agent or the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus supplement as a result of the unavailability of Compounded SOFR or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this prospectus supplement and reasonably required for the performance of such duties. None of Regions, the paying agent or Calculation Agent shall be responsible or liable for FIS’s actions or omissions or for those of its Designee, or for any failure or delay in the performance by FIS or its Designee, nor shall any of Regions, the paying agent or Calculation Agent be under any obligation to oversee or monitor FIS’s performance or that of the Designee.

Compounded SOFR

“Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, e.g., 9.753973% (or .09753973) being rounded down to 9.75397% (or .0975397) and 9.753978% (or .09753978) being rounded up to 9.75398% (or ..0975398)):

where:

“SOFR IndexStart” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the first date of the relevant interest period;

“SOFR IndexEnd” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the interest payment date relating to such interest period; and

“dc” is the number of calendar days in the applicable Observation Period.

For purposes of determining Compounded SOFR, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1) the SOFR Index published for such U.S. Government Securities Business Day as such value appears on the Federal Reserve Bank of New York’s website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or

(2) if the SOFR Index specified in (1) above does not so appear, unless both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailability” provisions below.

“Interest Payment Determination Date” is the date that is two U.S. Government Securities Business Days before each interest payment date.

“Observation Period” is, in respect of each interest period for the Floating Rate Notes, the period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the Interest Payment Determination Date for such interest period.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s website.

“U.S. Government Securities Business Day” is any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the spread with respect to the Floating Rate Notes.

Notwithstanding anything to the contrary in the documentation relating to the Floating Rate Notes, if we or our Designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth herein will thereafter apply to all determinations of the rate of interest payable on the Floating Rate Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest payable for each interest period on the Floating Rate Notes will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the spread.

SOFR Index Unavailability

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the website of the Federal Reserve Bank of New York, at https://www.newyorkfed.org/markets/reference-rates/additional-information-about-reference-rates, or any successor source. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily SOFR (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the Federal Reserve Bank of New York’s website.

Effect of Benchmark Transition Event

Benchmark Replacement. If FIS or our Designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Floating Rate Notes in respect of such determination on such date and for all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, FIS (or our Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by FIS (or our Designee) pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or nonoccurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in FIS’s (or our Designee’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Floating Rate Notes, shall become effective without consent from the holders of the Floating Rate Notes or any other party.

Certain Defined Terms

As used herein:

“Benchmark” means, initially, Compounded SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by FIS (or our Designee) as of the Benchmark Replacement Date:

(1) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate rate of interest that has been selected by FIS (or our Designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by FIS (or our Designee) as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by FIS (or our Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “interest period” and “Observation Period,” the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters) that FIS (or our Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if FIS (or our Designee) decides that adoption of any portion of such market practice is not administratively feasible or if FIS (or our Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as FIS (or our Designee) determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark for the Floating Rate Notes means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time and (2) if the Benchmark is not Compounded SOFR, the time determined by FIS or our Designee after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Amounts due on the stated maturity date or earlier repurchase date of the Floating Rate Notes will be payable at the corporate trust office of Regions. We may make payment of interest on an interest payment date in respect of the Floating Rate Notes in certificated form by check mailed to the address of the person entitled to the payment as it appears in the security register or by transfer to an account maintained by the payee with a bank located in the United States, provided that the paying agent shall have received the relevant wire transfer information by the related record date. We will make payments of principal, premium, if any, and interest in respect of the Floating Rate Notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in the Floating Rate Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time.

Neither we nor Regions will impose any service charge for any transfer or exchange of a Floating Rate Note. However, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of Floating Rate Notes. If any stated maturity date or earlier purchase date falls on a day that is not a business day, we will make the required payment of principal and premium, if any, and interest on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that stated maturity date or earlier purchase date, as the case may be, to the next business day.

Optional Redemption

The Floating Rate Notes will not be redeemable at our option prior to their maturity.

Prior to (A) (i) February 10, 2029 (one month prior to the maturity date of the 2029 Notes) in the case of the 2029 Notes and (ii) February 10, 2031 (one month prior to the maturity date of the 2031 Notes) in the case of the 2031 Notes (the 2029 Notes and the 2031 Notes, collectively, the “Par Call Notes,” and the foregoing dates in respect of the applicable series of Par Call Notes, the “Par Call Dates”) and (B) the maturity date in the case of the 2028 Notes, we may redeem any series of Fixed Rate Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Notes matured on their maturity date and assuming the Par Call Notes matured on their applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points with respect to the 2028 Notes, 15 basis points with respect to the 2029 Notes and 20 basis points with respect to the 2031 Notes less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the applicable Fixed Rate Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the redemption date).

On or after the applicable Par Call Date, we may redeem any series of Par Call Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such Par Call Notes being redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the redemption date).

“Treasury Rate” in respect of a series of Fixed Rate Notes means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to (a) the maturity date of the 2028 Notes or (b) the applicable Par Call Date for such series of Par Call Notes (the period to such maturity date or Par Call Date, as applicable, the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to (a) the maturity date of the 2028 Notes or (b) the applicable Par Call Date for such series of Par Call Notes on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, (1) the maturity date of the 2028 Notes or (2) the Par Call Date for the relevant series of Par Call Notes being redeemed, as applicable. If there is no United States Treasury security maturing on (1) the maturity date of the 2028 Notes or (2) the applicable Par Call Date for such series of Par Call Notes, as applicable, but there are two or more United States Treasury securities with a maturity date equally distant from (1) the maturity date of the 2028 Notes or (2) the applicable Par Call Date for such series of Par Call Notes, as applicable, one with a maturity date preceding (1) the maturity date of the 2028 Notes or (2) the applicable Par Call Date for such series of Par Call Notes, as applicable, and one with a maturity date following (1) the maturity date of the 2028 Notes or (2) the applicable Par Call Date for such series of Par Call Notes, as applicable, we shall select the United States Treasury security with a maturity date preceding (1) the maturity date of the 2028 Notes or (2) the applicable Par Call Date for such series of Par Call Notes, as applicable. If there are two or more United States Treasury securities maturing on (1) the maturity date of the 2028 Notes or (2) the applicable Par Call Date for such series of Par Call Notes, as applicable, or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The calculation or determination of the redemption price of Fixed Rate Notes shall be made by us or on our behalf by such person as we designate. The calculation or determination of the redemption price of Fixed Rate Notes shall not be the obligation of the applicable Trustee or the applicable paying agent. Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption of the Fixed Rate Notes of a series will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of such Fixed Rate Notes to be redeemed. Any redemption or notice of any redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness or other transaction or event. For so long as the Fixed Rate Notes of a series are held by DTC (or another depositary), we will not be responsible for giving notice to anyone other than the depositary.

In the case of a partial redemption of the Fixed Rate Notes of a series, selection of the Fixed Rate Notes of such series for redemption will be made pro rata, by lot or by such other method as the applicable Trustee in its sole discretion deems appropriate and fair. No Fixed Rate Notes of a principal amount of $2,000 or less will be redeemed in part. If any Fixed Rate Note of a series is to be redeemed in part only, the notice of redemption that relates to such Fixed Rate Note will state the portion of the principal amount of such Fixed Rate Note to be redeemed. A new Fixed Rate Note in a principal amount equal to the unredeemed portion of such Fixed Rate Note will be issued in the name of the holder of such Fixed Rate Note upon surrender for cancellation of the original Fixed Rate Note. For so long as the Fixed Rate Notes of a series are held by DTC (or another depositary), the redemption of such Fixed Rate Notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price of Fixed Rate Notes, on and after the applicable redemption date, interest will cease to accrue on such Fixed Rate Notes or portions thereof called for redemption.

Purchase of Senior Notes upon a Change of Control Triggering Event

If a Change of Control Triggering Event (as defined herein) occurs with respect to a series of Senior Notes, holders of such Senior Notes will have the right to require us to purchase all or any part of their Senior Notes of the applicable series pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in such Senior Notes (provided that with respect to Senior Notes of the applicable series submitted for purchase in part, the remaining portion of such Senior Notes is in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof). In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Senior Notes purchased plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event with respect to a series of Senior Notes, we will be required to mail, or with respect to Senior Notes issued in global form, transmit in accordance with DTC’s standard procedures therefor, a notice to the holders of such Senior Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to purchase such Senior Notes on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed or transmitted (the “Change of Control Payment Date”), pursuant to the procedures required by such Senior Notes and described in such notice. The notice will, if mailed or transmitted prior to the date of the consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Senior Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the Senior Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control provisions of the Senior Notes by virtue of such conflicts. On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Senior Notes or portions of Senior Notes of the applicable series properly tendered pursuant to the Change of Control Offer;

•	deposit with the applicable paying agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes of the applicable series properly tendered; and

•

deliver or cause to be delivered to the applicable Trustee the Senior Notes of the applicable series properly accepted together with an officers’ certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes of the applicable series being purchased.

The applicable paying agent will promptly mail, or with respect to Senior Notes issued in global form, transmit in accordance with DTC’s standard procedures therefor, to each holder of Senior Notes properly tendered the purchase price for the Senior Notes, and the applicable Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Senior Note equal in principal amount to any unpurchased portion of any Senior Notes surrendered; provided that each new Senior Note will be in a principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to purchase any Senior Notes upon a Change of Control Triggering Event if (1) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all Senior Notes of the applicable series properly tendered and not withdrawn under its offer; or (2) only with respect to the Fixed Rate Notes, prior to the occurrence of the related Change of Control Triggering Event, we have given written notice of a redemption of the Fixed Rate Notes of the applicable series to the holders thereof as provided under “—Optional Redemption,” above, unless we have failed to pay the redemption price on the redemption date.

For purposes of the foregoing discussion of a purchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means, with respect to a series of Senior Notes, the rating on such Senior Notes is lowered by each of the Rating Agencies and such Senior Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such Senior Notes is under publicly announced consideration for possible downgrade by any Rating Agency).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of FIS and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of FIS (whether or not otherwise in compliance with the provisions of the applicable Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock; or (4) FIS consolidates or merges with or into any entity, pursuant to a transaction in which any of the outstanding voting stock of FIS or such other entity is converted into or exchanged for cash, securities or other property (except when voting stock of FIS constitutes, or is converted into, or exchanged for, at least a majority of the voting stock of the surviving person).

“Change of Control Triggering Event” means, with respect to a series of Senior Notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event with respect to such series.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, respectively.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Rating Agencies” means each of Fitch, Moody’s and S&P, so long as such entity makes a rating of the applicable series of Senior Notes publicly available; provided, however, if any of Fitch, Moody’s or S&P ceases to rate the applicable series of Senior Notes or fails to make a rating of such Senior Notes publicly available for reasons outside of the control of FIS, FIS shall be allowed to designate a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act (as certified by a resolution of the board of directors of FIS) as a replacement agency for the agency that ceased to make such a rating publicly available. For the avoidance of doubt, failure by FIS to pay rating agency fees to make a rating of the applicable series of Senior Notes shall not be a “reason outside of the control of FIS” for the purposes of the preceding sentence.

“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global Inc. or any successor to the rating agency business thereof.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties and assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Notes to require us to purchase its Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties and assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

Restrictive Covenants

Limitation on Liens

We shall not, and shall not permit any of our subsidiaries to, create or assume any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance (“lien”) on any Principal Facility, or upon any stock or Debt of any of our subsidiaries, to secure Debt unless the Senior Notes then outstanding are, for so long as such Debt is so secured, secured by such lien equally and ratably with (or prior to) such Debt. However, this requirement does not apply to:

(1) liens existing on the date of the applicable Indenture;

(2) any lien for taxes or assessments or other governmental charges or levies not overdue for more than 30 days (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP) or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on us and our subsidiaries taken as a whole;

(3) any warehousemen’s, materialmen’s, landlord’s or other similar liens arising by law for sums not overdue for more than 30 days (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP) or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on us and our subsidiaries taken as a whole;

(4) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or liens incidental to the conduct of the business of such person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of FIS and its subsidiaries taken as a whole or materially impair the operation of the business of FIS and its subsidiaries taken as a whole;

(5) pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety, stay, customs, appeals, or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations incurred in the normal course of business consistent with industry practice (including, without limitation, those to secure health, safety and environmental obligations); (iii) to obtain or secure obligations with respect to letters of credit, guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Internal Revenue Code (the “Code”) in connection with a “plan” (as defined in ERISA); or (iv) arising in connection with any attachment unless such liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(6) liens on property or assets of a person existing at the time such person is acquired or merged with or into or consolidated with us or with a subsidiary, or becomes a subsidiary (and not created or incurred in anticipation of such transaction), provided that such liens are not extended to our property and assets or the property and assets of our subsidiaries, other than the property or assets acquired;

(7) liens securing Debt of a subsidiary owed to and held by us or by our subsidiaries;

(8) liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by liens referred to in clauses (1), (6), (10) and (11) hereof; provided that such liens do not extend to any other property or assets (other than improvements, accessions, or proceeds in respect thereof) and the principal amount of the obligations secured by such liens is not increased;

(9) liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(10) liens securing Debt incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such person; provided, however, that the lien may not extend to any other property owned by such person at the time the lien is incurred (other than assets and property affixed or appurtenant thereto and proceeds thereof), and the Debt (other than any interest thereon) secured by the lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the lien;

(11) liens on property or assets existing at the time of the acquisition thereof;

(12) liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to our pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with our customers in the ordinary course of business and (ii) (W) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (X) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (Y) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, and (Z) of financial institutions funding the Vault Cash Operations in the cash provided by such institutions for such Vault Cash Operations;

(13) liens pursuant to the terms and conditions of any contracts between us or any subsidiary and the U.S. government;

(14) liens arising in connection with the Cash Management Practices;

(15) Settlement Liens; and

(16) liens not otherwise permitted under the applicable Indenture securing Debt in an aggregate principal amount that, together with the aggregate Attributable Value of property involved in sale and leaseback transactions permitted by clause (1) of “Limitation on Sale Leaseback Transactions” below and all other Debt then secured by liens permitted only pursuant to this clause (16), does not exceed 10% of our consolidated net worth.

Each lien, if any, granted pursuant to the provisions described above to secure the Senior Notes shall automatically and unconditionally be deemed to be released and discharged upon the release and discharge of the lien whose existence caused the Senior Notes to be required to be so secured. For purposes of determining compliance with this covenant, any lien need not be permitted solely by reference to one category of permitted liens but may be permitted in part by one provision and in part by one or more other provisions. In the event that a lien securing Debt or any portion thereof meets the criteria of more than one such provision, we shall divide and classify and may later re-divide and reclassify such lien in our sole discretion.

Limitation on Sale Leaseback Transactions

We may not sell or transfer, and will not permit any subsidiary to sell or transfer (except to us or one or more subsidiaries, or both), any Principal Facility owned by FIS or any of its subsidiaries with the intention of taking back a lease on such facility longer than 36 months, unless (1) the sum of the aggregate Attributable Value of the property involved in sale and leaseback transactions not otherwise permitted plus the aggregate principal amount of Debt secured by all liens permitted only by clause (16) of “Limitation on Liens” above does not exceed 10% of our consolidated net worth; or (2) within 270 days after such sale or transfer, we apply an amount equal to the greater of the net proceeds of the sale or the fair market value of the property sold to the purchase of real property or the retirement of Senior Notes or other long-term Debt of us or our subsidiaries, other than any such Debt that is expressly subordinated to the Senior Notes.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not, in any transaction or series of related transactions, consolidate or merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of FIS and its subsidiaries, taken as a whole, to, any person unless:

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the person formed by or surviving any such consolidation or merger (if other than FIS), or which acquires by sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets, is a corporation, limited partnership, limited liability company or similar entity organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and, if such entity is not a corporation, a co-obligor of the Senior Notes is a corporation organized or existing under any such laws;

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the person formed by or surviving any such consolidation or merger (if other than FIS), or which acquires by sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets, expressly assumes by supplemental indenture, in a form satisfactory to the applicable Trustee, the due and punctual payment of all amounts due in respect of the principal of and premium, if any, and interest on the applicable Senior Notes and the performance of all of our obligations under such Senior Notes and the applicable Indenture; and

•	immediately after giving effect to the transaction no Event of Default or event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

We shall deliver to the applicable Trustee prior to the proposed transaction an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the applicable Indenture and that all conditions precedent to the consummation of the transaction under such Indenture have been met.

If we consolidate or merge with or into any other corporation, limited partnership, limited liability company or similar entity or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets according to the terms and conditions of the applicable Indenture, the resulting or acquiring entity will be substituted for us under such Indenture with the same effect as if it had been an original party to such Indenture. As a result, such successor corporation may exercise our rights and powers under such Indenture, in our name or its own name, and, except in the case of a lease, we will be released from all our liabilities and obligations under such Indenture and under the applicable Senior Notes.

Definitions

Set forth below is a summary of certain of the defined terms used in the foregoing provisions. Reference is made to the applicable Indenture for the full definition of all such terms, as well as any other terms used above for which no definition is provided.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Value” in respect of any sale and leaseback transaction means, as of the time of determination, the lesser of (1) the sale price of the Principal Facility involved in such transaction multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such sale and leaseback transaction and the denominator of which is the base term of such lease and (2) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease involved in such transaction (including any period for which the lease has been extended).

“Cash Management Practices” means the cash, Eligible Cash Equivalents, and short-term investment management practices of FIS and its subsidiaries as approved by our board of directors or chief financial officer from time to time, including Debt of us or any of our subsidiaries having a maturity of 92 days or less representing the borrowings from any financial institution with which we or any of our subsidiaries has a depository or other investment relationship in connection with such practices (or any Affiliate of such financial institution), which borrowings may be secured by the cash, Eligible Cash Equivalents and other short-term investments purchased by us or any of our subsidiaries with the proceeds of such borrowings.

“Credit Agreements” means, collectively, (i) the Term Loan Credit Agreement, dated as of May 1, 2025, among FIS, Goldman Sachs Bank USA, as administrative agent, and the lenders from time to time party thereto, (ii) the Ninth Amended and Restated Credit Agreement, dated as of November 6, 2025, among FIS, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other financial institutions from time to time party thereto and (iii) the Revolving Credit Agreement, dated as of November 6, 2025, among FIS, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, in each case as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time after the date thereof.

“Credit Facilities” means one or more credit facilities (including the Credit Agreements) with banks or other lenders providing for revolving loans or term loans or the issuance of letters of credit or bankers’ acceptances or the like.

“Debt” means, in respect of any person, (1) all indebtedness in respect of borrowed money, (2) all obligations of such person evidenced by bonds, notes, debentures or similar instruments and (3) the indebtedness of any other persons of the foregoing types to the extent guaranteed by such person; but only, for each of clauses

(1) through (3), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person prepared in accordance with GAAP (but not including contingent liabilities which appear only in a footnote to a balance sheet).

“Eligible Bank” means a bank or trust company (1) that is organized and existing under the laws of the United States or Canada, or any state, territory, province or possession thereof and (2) the senior Debt of which is rated at least “A3” by Moody’s or at least “A-” by S&P.

“Eligible Cash Equivalents” means any of the following: (1) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition (or such other maturities if not prohibited by the Credit Agreements); (2) time deposits in and certificates of deposit of any Eligible Bank (or in any other financial institution to the extent the amount of such deposit is within the limits insured by the Federal Deposit Insurance Corporation), provided that such investments have a maturity date not more than two years after the date of acquisition and that the average life of all such investments is one year or less from the respective dates of acquisition; (3) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (1) above or clause (4) below entered into with any Eligible Bank or securities dealers of recognized national standing; (4) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition (or such other maturities if not prohibited by the Credit Agreements) and, at the time of acquisition, have a rating of at least “A-2” or “P-2” (or long-term ratings of at least “A3” or “A-”) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s (or equivalent ratings by any other nationally recognized rating agency); (5) commercial paper of any person other than an Affiliate of FIS and other than structured investment vehicles, provided that such investments have a rating of at least A-2 or P-2 from either S&P or Moody’s and mature within 180 days after the date of acquisition (or such other maturities if not prohibited by the Credit Agreements); (6) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (7) money market funds (and shares of investment companies that are registered under the Investment Company Act of 1940) substantially all of the assets of which comprise investments of the types described in clauses (1) through (6); (8) United States dollars, or money in other currencies received in the ordinary course of business; (9) asset-backed securities and corporate securities that are eligible for inclusion in money market funds; (10) fixed maturity securities which are rated BBB- and above by S&P or Baa3 and above by Moody’s; provided that such investments will not be considered Eligible Cash Equivalents to the extent that the aggregate amount of investments by us and our subsidiaries in fixed maturity securities which are rated BBB+, BBB or BBB- by S&P or Baa1, Baa2 or Baa3 by Moody’s exceeds 20% of the aggregate amount of investments in fixed maturity securities by us and our subsidiaries; and (11) instruments equivalent to those referred to in clauses (1) through (6) above or funds equivalent to those referred to in clause (7) above denominated in euros or any other foreign currency customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent advisable in connection with any business conducted by FIS or any of its subsidiaries, all as determined in good faith by FIS.

“Principal Facility” means the real property, fixtures, machinery and equipment relating to any facility owned by us or any subsidiary, except for any facility that, in the opinion of our board of directors, is not of material importance to the business conducted by us and our subsidiaries, taken as a whole.

“Settlement” means the transfer of cash or other property with respect to any credit, charge or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a person in consideration for a Settlement made or arranged, or to be made or arranged, by such person or an Affiliate of such person.

“Settlement Debt” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any lien relating to any Settlement or Settlement Debt (and may include, for the avoidance of doubt, the grant of a lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, liens securing intraday and overnight overdraft and automated clearing house exposure, and similar liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a person in consideration for and in the amount of a Settlement made or arranged, or to be made or arranged, by such person.

“Vault Cash Operations” means the vault cash or other arrangements pursuant to which various financial institutions fund the cash requirements of automated teller machines and cash access facilities operated by us or our subsidiaries at customer locations.

Events of Default, Notice and Waiver

The following shall constitute “Events of Default” under the applicable Indenture with respect to the Senior Notes of a particular series:

(1) default in the payment of any interest on the Senior Notes of such series when due and payable and continuance of such default for a period of 30 days;

(2) default in the payment of any principal of or premium, if any, on the Senior Notes of such series when due (whether at stated maturity, upon redemption, purchase at the option of the holder or otherwise);

(3) default in the performance, or breach, of any covenant or warranty with respect to the Senior Notes of such series (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with elsewhere in clauses (1), (2) or (4) through (6) or a covenant or warranty which is solely for the benefit of another series of securities), and the continuance of such default or breach for a period of 60 days after there has been given written notice of such default or breach (which notice shall, among other things, state that such notice is a “Notice of Default” under such Indenture) to us (by registered or certified mail) by the applicable Trustee or to us and such Trustee (in each case by registered or certified mail) by holders of at least 25% in aggregate principal amount of the outstanding Senior Notes of such series;

(4) default in the payment by us, when due (after the expiration of any applicable grace period thereto), of an aggregate principal amount of Debt in respect of borrowed money (other than the Senior Notes) exceeding $300 million, or default which results in such Debt (other than the Senior Notes) in an aggregate principal amount exceeding $300 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in each case without such acceleration having been rescinded or annulled, or such Debt having been paid in full, or there having been deposited into trust a sum of money sufficient to pay in full such Debt, within 15 days after receipt of written notice of such default or breach (which notice shall state that such notice is a “Notice of Default” under such Indenture) to us (by registered or certified mail) by the applicable Trustee or to us and such Trustee (in each case by registered or certified mail) by holders of at least 25% in aggregate principal amount of the outstanding Senior Notes of such series;

(5) certain events of bankruptcy, insolvency or reorganization of FIS; and

(6) the denial or disaffirmance by any Subsidiary Guarantor of such Subsidiary Guarantor’s obligations under its guarantee of the Senior Notes of such series, or the holding of any such guarantee as being unenforceable or invalid in any judicial proceeding, or any such guarantee ceasing to be in full force and effect, except as permitted under such Indenture.

If an Event of Default with respect to the Senior Notes of a particular series occurs and is continuing, other than an Event of Default arising from certain events of bankruptcy, insolvency or reorganization of FIS, then the applicable Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes of such series may declare, by written notice to us (and if given by the holders, to such Trustee), the principal of and accrued interest, if any, on all the Senior Notes of such series to be due and payable immediately; provided that, after such a declaration of acceleration, the holders of a majority in aggregate principal amount of the Senior Notes of such series may, by written notice to the applicable Trustee, rescind or annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal of or interest, if any, on the Senior Notes of such series, have been cured or waived as provided in the applicable Indenture. An Event of Default arising from certain events of bankruptcy, insolvency or reorganization of FIS shall cause the principal of and accrued interest, if any, on all the Senior Notes of each series to be due and payable immediately without any declaration or other act by the applicable Trustee, the holders of any series of Senior Notes or any other party.

The holders of a majority in aggregate principal amount of the outstanding Senior Notes of a particular series, by written notice to the applicable Trustee, may waive any past default or event of default with respect to the Senior Notes of such series except (1) a default or event of default in the payment of the principal of, or premium, if any, or interest on, the Senior Notes of such series or (2) default in respect of a covenant or provision which may not be amended or modified without the consent of each holder of Senior Notes of such series affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured.

The Trustees are not required to exercise any of the rights or powers vested in them by the Indentures at the request or direction of any of the holders of the Senior Notes of any series, unless the holders have offered the applicable Trustee security or indemnity satisfactory to such Trustee. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding Senior Notes of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on such Trustee with respect to the Senior Notes of such series.

No holder of any Senior Note of any series may institute any proceeding with respect to the Indentures or for the appointment of a receiver or trustee or for any other remedy unless (1) the holder has given to the applicable Trustee written notice of a continuing Event of Default with respect to the Senior Notes of such series, (2) the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes of such series shall have made a written request to the applicable Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee, (3) the holders have offered to the applicable Trustee indemnity satisfactory to such Trustee against any loss, liability or expense to be incurred in pursuing the remedy, (4) the applicable Trustee has failed to institute any such proceedings for 60 days after its receipt of such request, and (5) during such 60 day period, the holders of a majority in aggregate principal amount of the outstanding Senior Notes of such series have not given to the applicable Trustee a direction inconsistent with such written request. Such limitations do not apply, however, to a suit instituted by a holder of any Senior Note of any series directly (as opposed to through the applicable Trustee) for enforcement of payment of principal of, and premium, if any, or interest on such Senior Note on or after the respective due dates expressed or provided for therein.

Each year, we will either certify to each Trustee that we are not in default of any of our obligations under the applicable Indenture or we will notify such Trustee of any default that exists under such Indenture. We are not otherwise required to deliver to the Trustees notice of the occurrence of any default or Event of Default.

Discharge, Defeasance and Covenant Defeasance

We and, if applicable, each Subsidiary Guarantor, may discharge or defease our obligations under the Indentures as set forth below.

We may discharge certain obligations to holders of the Senior Notes which have not already been delivered to the applicable Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with such Trustee cash or Government Obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay and discharge when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the Senior Notes.

We may elect, at our option, either (i) to defease and be discharged from any and all obligations with respect to the Senior Notes (except as otherwise provided in the Indentures) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the Senior Notes (“covenant defeasance”), upon the deposit with the Trustees of money and/or Government Obligations in sufficient quantity, in the opinion of any firm of independent public accountants, to pay the principal of, and any premium, if any, or interest on, the Senior Notes to maturity or redemption.

As a condition to defeasance or covenant defeasance, we must deliver to the applicable Trustee an opinion of counsel to the effect that the beneficial owners of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service (“IRS”) or a change in applicable U.S. federal income tax law occurring after the date of the applicable Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the applicable Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option.

If we effect covenant defeasance with respect to the Senior Notes, then the covenants described above under “—Restrictive Covenants” and “—Purchase of Senior Notes upon a Change of Control Triggering Event” will cease to be applicable to the Senior Notes.

For purposes of the Senior Notes, “Government Obligations” means securities which are (i) direct obligations of the United States of America or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, in each case where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States of America, and which, in the case of (i) or (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

Modification of the Indentures

Under the Indentures, we, each Subsidiary Guarantor, if any, and the applicable Trustee, at any time and from time to time, may enter into supplemental indentures without the consent of any holders of the Senior Notes of a particular series to:

•

evidence the succession of another person to FIS or any Subsidiary Guarantor and the assumption by any such successor of the covenants of FIS or of such Subsidiary Guarantor in the applicable Indenture and in the Senior Notes of such series; or

•

add to the covenants of FIS or of any Subsidiary Guarantor for the benefit of the holders of the Senior Notes of such series or surrender any right or power conferred upon FIS or such Subsidiary Guarantor in the applicable Indenture or in the Senior Notes of such series; or

•	add any additional Events of Default with respect to the Senior Notes of such series; or

•

add to or change any of the provisions of the applicable Indenture to such extent as shall be necessary to facilitate the issuance of bearer securities or to facilitate the issuance of Senior Notes of such series in global form; or

•

amend or supplement any provision contained in the applicable Indenture or in any supplemental indentures, provided that such amendment or supplement does not apply to any outstanding Senior Notes of such series issued prior to the date of such supplemental indenture and entitled to the benefits of such provision; or

•	secure the Senior Notes of such series; or

•	establish the form or terms of the Senior Notes of such series as permitted by the applicable Indenture; or

•	add or release any Subsidiary Guarantor as required or permitted by the applicable Indenture; or

•

evidence and provide for the acceptance of appointment by a successor trustee with respect to the Senior Notes of such series under the applicable Indenture and add to or change any of the provisions of such Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee under such Indenture; or

•	if allowed without penalty under applicable laws and regulations, permit payment in the United States of principal, premium, if any, or interest, if any, on bearer securities or coupons, if any; or

•

cure or reform any ambiguity, defect, omission, mistake, manifest error or inconsistency, or conform the applicable Indenture or the Senior Notes of such series to any provision of the description thereof set forth in the prospectus, as supplemented as of the time of sale, under which such Senior Notes were sold; or

•	make any other change that does not adversely affect the rights of any holder; or

•

make any change to comply with the Trust Indenture Act or any amendment thereof, or any requirement of the SEC in connection with the qualification of the applicable Indenture under the Trust Indenture Act or any amendment thereof.

With the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes of a particular series affected by such supplemental indenture, we, each Subsidiary Guarantor, if any, and the applicable Trustee may enter into supplemental indentures other than those described in the immediately preceding paragraph to add provisions to, or change or eliminate any provisions of the applicable Indenture or any supplemental indenture or to modify the rights of the holders of the Senior Notes of such series so affected. However, we need the consent of the holder of each outstanding Senior Note of a particular series affected in order to:

•

change the stated maturity of the principal of or premium, if any, on or of any installment of principal of or premium, if any, or interest, if any, on, or Additional Amounts (as defined in the applicable Indenture), if any, with respect to, any Senior Note of such series; or

•

reduce the principal amount of, or any installment of principal of, or premium, if any, or interest, if any, on, or any Additional Amounts payable with respect to, any Senior Note of such series or the rate of interest on any Senior Note of such series; or

•

reduce the amount of premium, if any, payable upon redemption of any Senior Note of such series or the purchase by us of any Senior Note of such series at the option of the holder of such Senior Note; or

•	change the manner in which the amount of any principal of or premium, if any, or interest on or Additional Amounts, if any, with respect to, any Senior Note of such series is determined; or

•	reduce the amount of the principal of any original issue discount security or indexed security that would be due and payable upon a declaration of acceleration of the maturity thereof; or

•	change the currency in which any Senior Note of such series or any premium or the interest thereon or Additional Amounts, if any, with respect thereto, is payable; or

•

change the index, securities or commodities with reference to which or the formula by which the amount of principal of or any premium or the interest on any Senior Note of such series is determined; or

•

impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or on or after the redemption date or on or after the purchase date, as the case may be); or

•	except as provided in the applicable Indenture, release the guarantee of any Subsidiary Guarantor with respect to such series of Senior Notes; or

•

reduce the percentage in principal amount of the outstanding Senior Notes of such series, the consent of whose holders is required for any such supplemental indenture or for any waiver (of compliance with certain provisions of the applicable Indenture or certain defaults under such Indenture and their consequences) provided for in such Indenture; or

•	change any obligation of FIS to maintain an office or agency in the places and for the purposes specified in the applicable Indenture; or

•

make any change in the provision governing waiver of past defaults, except to increase the percentage in principal amount of the outstanding Senior Notes of such series, the holders of which may waive past defaults on behalf of holders of the Senior Notes of such series or make any change in the provision governing supplemental indentures that requires consent of holders of the Senior Notes of such series, except to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the holders of each outstanding Senior Note of such series affected thereby.

Governing Law

The Indentures and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Concerning the Trustees

The Indentures contain certain limitations on the rights of the applicable Trustee, should such Trustee become a creditor of FIS, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. Each of the Trustees will be permitted to engage in other transactions with FIS; however, if such Trustee acquires any conflicting interest, it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee, or resign.

The statements contained in this prospectus supplement and in the Senior Notes shall be taken as statements of FIS, and the Trustees shall assume no responsibility for the correctness or the adequacy of any such statements. Neither of the Trustees makes any representations or warranties regarding the Senior Notes or the adequacy or accuracy of this prospectus supplement. The Trustees shall not be accountable for the use or application of the Senior Notes or the proceeds thereof. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including each of the Trustees. An affiliate of Regions is a party to and lender under certain of our Credit Agreements. An affiliate of U.S. Bank is a party to and lender under our Credit Agreements. Each such affiliate of Regions and U.S. Bank may receive customary fees in connection with such roles.

Book-Entry Delivery and Form

The Senior Notes of each series will be issued in registered, global form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Initially, each series of Senior Notes will be represented by one or more permanent global certificates (the “Global Senior Notes”) (which may be subdivided) in definitive, fully registered form without interest coupons. The Global Senior Notes will be issued on the issue date only against payment in immediately available funds.

The Global Senior Notes will be deposited upon issuance with the applicable Trustee as custodian for DTC and registered in the name of Cede & Co. (DTC’s nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “—Depositary Procedures.”

Except as set forth below, the Global Senior Notes may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Senior Notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Senior Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”)), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. Neither we nor the Trustees take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and to facilitate the clearance and settlement of transactions in those securities among DTC’s participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to the procedures established by DTC:

•	upon deposit of the Global Senior Notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the Global Senior Notes; and

•

ownership of such interests in the Global Senior Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Senior Notes).

Investors in the Global Senior Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Senior Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the Global Senior Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the Global Senior Notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the Global Senior Notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the Global Senior Notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Senior Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indentures for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Senior Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indentures. Under the terms of the Indentures, we and the Trustees will treat the persons in whose names the Senior Notes, including the Global Senior Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes.

Consequently, neither we nor the Trustees nor any of our respective agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Senior Notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Senior Notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Senior Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the Global Senior Notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustees or us. Neither we nor the Trustees will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Senior Notes, and we and the Trustees may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Senior Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Senior Notes and only in respect of such portion of the aggregate principal amount of the Senior Notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the Global Senior Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the Trustees will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

The Global Senior Notes of a series are exchangeable for certificated notes of such series in definitive, fully registered form without interest coupons only in the following limited circumstances:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the Global Senior Notes of such series and we fail to appoint a successor depositary within 90 days of receipt of such notice or (2) has ceased to be a clearing agency registered under the Exchange Act and we fail to appoint a successor depositary within 90 days of our becoming aware of such cessation;

•	we notify the applicable Trustee in writing that we have elected (subject to DTC’s procedures) to cause the issuance of certificated notes of such series under the applicable Indenture; or

•	an Event of Default has occurred and is continuing with respect to such series of Senior Notes.

In all cases, certificated notes delivered in exchange for any Global Senior Notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Payment and Paying Agents

Payments on the Global Senior Notes will be made in U.S. dollars by wire transfer. If we issue definitive notes for any series of Senior Notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of the paying agent for such series of Senior Notes. Payment of principal of a definitive note may be made only against surrender of the Senior Notes to the applicable paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the applicable registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The Trustee of each series of Senior Notes will be designated as our paying agent for payments on such series of Senior Notes. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the Senior Notes will be given to DTC, as the registered holder of the Global Senior Notes. In the event that the Global Senior Notes are exchanged for notes in definitive form, notices to holders of the Senior Notes will be sent by overnight delivery service or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the applicable registrar.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of the purchase, ownership and disposition of the Senior Notes. It is included herein for general information only and does not address all tax considerations that may be relevant to investors in light of their personal investment circumstances or that may be relevant to certain types of investors subject to special rules (for example, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, retirement plans, persons that are broker-dealers, traders in securities who elect the mark-to-market method of accounting for their securities, U.S. Holders that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, investors in partnerships or other pass-through entities or persons holding the Senior Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction). The discussion set forth below is limited to initial investors who hold the Senior Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and who purchase the Senior Notes for cash at the initial “issue price” (i.e., the first price to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the Senior Notes is sold for money). In addition, this discussion does not address the effect of federal alternative minimum tax, Medicare contribution tax, gift or estate tax laws, any state, local or foreign tax laws, or the potential application of rules set forth under Section 451(b) of the Code that may require conformance of the timing of income accruals with financial statements. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, U.S. Treasury regulations thereunder and administrative rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax considerations different from those discussed below.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the Senior Notes that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of source; or

•

a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

For purposes of the following discussion, a “Non-U.S. Holder” means a beneficial owner of the Senior Notes (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder for U.S. federal income tax purposes.

If a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the Senior Notes, the tax treatment of a partner or an equity interest owner of such other entity or arrangement will generally depend upon the status of the person and the activities of the person and the partnership or other entity or arrangement treated as a partnership. Partnerships and other entities or arrangements treated as partnerships for U.S. federal income tax purposes, and partners or other equity interest owners in such entities or arrangements should consult their own tax advisors.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDER OF THE SENIOR NOTES. PROSPECTIVE INVESTORS ARE ADVISED

TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY APPLICABLE TAX TREATIES, AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAW.

Certain Additional Payments

We intend to take the position that the possibility of the payment of additional amounts above the principal amount of the Senior Notes described in “Description of the Senior Notes—Purchase of Senior Notes upon a Change of Control Triggering Event” and “Description of the Senior Notes—Optional Redemption” is remote or incidental and therefore will not cause the Senior Notes to be considered “contingent payment debt instruments” under applicable U.S. Treasury regulations. Our position is binding on you unless you disclose that you are taking a contrary position in the manner required by applicable U.S. Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position, you might be required to use the accrual method, even if you were otherwise a cash method taxpayer, to accrue income on the Senior Notes in excess of the stated interest on the Senior Notes, and to treat as ordinary income rather than capital gain any income that you realize on the taxable disposition of a Senior Note. The remainder of this discussion assumes that the Senior Notes will not be considered contingent payment debt instruments. Purchasers of Senior Notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the Senior Notes.

U.S. Holders

Payments of Interest

We expect, and this discussion assumes, that the Senior Notes will not be issued with more than a de minimis amount of original issue discount, if any. As such, payments of stated interest on the Senior Notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Redemption or Other Taxable Disposition of the Senior Notes

Upon the sale, redemption or other taxable disposition of Senior Notes, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount realized on such disposition and (2) such holder’s adjusted tax basis in the Senior Notes. A U.S. Holder’s adjusted tax basis in the Senior Notes generally will equal the amount paid for the Senior Notes less any principal payments received by such U.S. Holder. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Senior Notes for more than one year at the time of such disposition. A U.S. Holder who is an individual may be entitled to preferential treatment for net long-term capital gains. The ability of a U.S. Holder to offset capital losses against ordinary income is limited. Notwithstanding the foregoing, any amounts received in connection with a sale, redemption or other taxable disposition with respect to accrued interest not previously includible in income will be treated as ordinary interest income rather than as part of the amount realized on the sale, redemption or disposition.

Information Reporting and Backup Withholding Tax

Payments of interest on, or the proceeds of the sale or other disposition of, the Senior Notes will be subject to information reporting to the IRS on IRS Form 1099 unless the U.S. Holder is an exempt recipient such as certain corporations and may be subject to U.S. federal backup withholding tax, currently at a rate of 24%, if the recipient of the payment fails to supply an accurate taxpayer identification number on IRS Form W-9 or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Backup withholding does not represent an additional income tax. Any amount withheld under the backup withholding rules will be reported on IRS Form 1099 and is allowable as a credit against the U.S. Holder’s U.S. federal income tax and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding and FATCA (as defined below) withholding below, payments of interest on the Senior Notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax; provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the Non-U.S. Holder is not (a) a controlled foreign corporation that is related to us through actual or deemed stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (3) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (4) the Non-U.S. Holder either (a) provides its name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certifies, under penalties of perjury, that it is not a U.S. person as defined under the Code or (b) holds the Senior Notes through certain foreign intermediaries and the intermediary and the Non-U.S. Holder satisfy the certification or documentation requirements of applicable U.S. Treasury regulations.

If a Non-U.S. Holder cannot satisfy the requirements in the preceding paragraph, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax, currently at a rate of 30%, unless such Non-U.S. Holder timely provides the withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Senior Notes is not subject to U.S. federal withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States. If interest on the Senior Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax) unless an applicable income tax treaty provides otherwise. If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. federal withholding tax so long as the relevant Non-U.S. Holder timely provides the withholding agent with the appropriate documentation.

Sale, Redemption or Other Taxable Disposition of the Senior Notes

Subject to the discussion of backup withholding and FATCA withholding below, any gain realized by a Non-U.S. Holder on the sale, redemption or other taxable disposition of the Senior Notes generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case such gain will be taxed on a net income basis (and a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to the branch profits tax) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder will be subject to a tax, currently at a rate of 30%, on the excess, if any, of such gain plus all other U.S.-source capital gains recognized during the same taxable year over the Non-U.S. Holder’s U.S. source capital losses recognized during such taxable year.

Information Reporting and Backup Withholding Tax

Generally, the amount of interest paid on the Senior Notes and the amount of tax, if any, withheld with respect to those payments must be reported to the IRS and to Non-U.S. Holders. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest payments on the Senior Notes provided that the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person as defined under the Code, and such holder has provided the certification described above under the heading “—Payments of Interest.” Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale (including retirement or redemption) of the Senior Notes within the United States or conducted through certain United States-related persons, unless the Non-U.S. Holder certifies under penalty of perjury that such holder is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code) or another exemption is otherwise established.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

FATCA Withholding

Pursuant to Sections 1471 through 1474 of the Code and the U.S. Treasury regulations promulgated thereunder (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any interest income paid on the Senior Notes to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any).

Under proposed U.S. Treasury regulations, gross proceeds from the disposition of Senior Notes are not subject to FATCA withholding. In its preamble to such proposed U.S. Treasury regulations, the IRS has stated that taxpayers may generally rely on the proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued.

You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the Senior Notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions in the underwriting agreement among us and Goldman Sachs & Co. LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and TD Securities (USA) LLC, as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the principal amount of each series of Senior Notes that appears opposite its name in the table below:

Underwriter	Principal Amount of 2028 Notes to be Purchased	Principal Amount of 2029 Notes to be Purchased	Principal Amount of Floating Rate Notes to be Purchased	Principal Amount of 2031 Notes to be Purchased
Goldman Sachs & Co. LLC	$450,000,000	$517,500,000	$112,500,000	$450,000,000
Wells Fargo Securities, LLC	$450,000,000	$517,500,000	$112,500,000	$450,000,000
Citigroup Global Markets Inc.	$100,000,000	$115,000,000	$25,000,000	$100,000,000
J.P. Morgan Securities LLC	$100,000,000	$115,000,000	$25,000,000	$100,000,000
TD Securities (USA) LLC	$100,000,000	$115,000,000	$25,000,000	$100,000,000
Barclays Capital Inc.	$100,000,000	$115,000,000	$25,000,000	$100,000,000
BofA Securities, Inc.	$100,000,000	$115,000,000	$25,000,000	$100,000,000
MUFG Securities Americas Inc.	$100,000,000	$115,000,000	$25,000,000	$100,000,000
U.S. Bancorp Investments, Inc.	$100,000,000	$115,000,000	$25,000,000	$100,000,000
BMO Capital Markets Corp.	$52,000,000	$59,800,000	$13,000,000	$52,000,000
Lloyds Securities Inc.	$52,000,000	$59,800,000	$13,000,000	$52,000,000
NatWest Markets Securities Inc.	$52,000,000	$59,800,000	$13,000,000	$52,000,000
PNC Capital Markets LLC	$52,000,000	$59,800,000	$13,000,000	$52,000,000
Regions Securities LLC	$52,000,000	$59,800,000	$13,000,000	$52,000,000
Credit Agricole Securities (USA) Inc.	$52,000,000	$59,800,000	$13,000,000	$52,000,000
Truist Securities, Inc.	$52,000,000	$59,800,000	$13,000,000	$52,000,000
Citizens JMP Securities, LLC	$18,000,000	$20,700,000	$4,500,000	$18,000,000
Fifth Third Securities, Inc.	$18,000,000	$20,700,000	$4,500,000	$18,000,000

Total	$2,000,000,000	$2,300,000,000	$500,000,000	$2,000,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Senior Notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the Senior Notes offered by this prospectus supplement if any such Senior Notes are taken. The offering of the Senior Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer the Senior Notes to the public at the applicable public offering prices that appear on the cover page of this prospectus supplement. Any Senior Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.200% of the principal amount of the 2028 Notes, 0.250% of the principal amount of the 2029 Notes, 0.250% of the principal amount of the Floating Rate Notes and 0.400% of the principal amount of the 2031 Notes. Any such securities dealers may resell any Senior Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.150% of the principal amount of the 2028 Notes, 0.150% of the principal amount of the 2029 Notes, 0.150% of the principal amount of the Floating Rate Notes and 0.200% of the principal amount of the 2031 Notes. After the initial offering of the Senior Notes to the public, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell Senior Notes through certain of their affiliates.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of Senior Notes (expressed as a percentage of the principal amount of the applicable series of Senior Notes and as a total amount for each series):

Paid by us
Per 2028 Note	0.350%
Total for 2028 Notes	$7,000,000
Per 2029 Note	0.400%
Total for 2029 Notes	$9,200,000
Per Floating Rate Note	0.400%
Total for Floating Rate Notes	$2,000,000
Per 2031 Note	0.600%
Total for 2031 Notes	$12,000,000

Total	$30,200,000

In the underwriting agreement, we have agreed that:

•	We will pay our expenses related to the offering (excluding the underwriters’ discounts), which we estimate will be $16.5 million.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Each series of Senior Notes is a new issue of securities, and there is currently no established trading market for the Senior Notes. We do not intend to apply for the Senior Notes to be listed on any securities exchange or to arrange for the Senior Notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the Senior Notes of each series, but they are not obligated to do so. The underwriters may discontinue any market making in the Senior Notes at any time in their sole discretion. Accordingly, an active public trading market for any series of Senior Notes may not develop, and the market price and liquidity of such series of Senior Notes may be adversely affected.

In connection with the offering of the Senior Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Senior Notes in the open market for the purpose of pegging, fixing or maintaining the prices of the Senior Notes. Syndicate covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the prices of the Senior Notes to be higher than they would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Settlement

We expect that delivery of the Senior Notes will be made to investors on or about March 10, 2026, which will be the fourth business day following the date of this prospectus supplement (such settlement cycle being referred to herein as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on any date prior to one business day before the settlement date will be required, by virtue of the fact that the Senior Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. Certain of the underwriters and/or their affiliates are also acting as underwriters in the Euro notes offering and may receive customary underwriting commissions in connection therewith. Additionally, certain of the underwriters and/or their affiliates currently serve as bookrunners, arrangers, lenders and/or agents under our revolving credit facilities, and receive customary fees in connection with such roles. Regions Securities LLC, one of the underwriters, is an affiliate of the Trustee of the 2028 Notes, the 2029 Notes and the Floating Rate Notes. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the Trustee of the 2031 Notes.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Senior Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Senior Notes offered hereby.

The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Certain of the underwriters or their affiliates are lenders under our Term Loan Credit Agreement and/or may hold commercial paper under our commercial paper programs. As a result of the intended use of net proceeds of this offering to repay short-term indebtedness incurred under the Term Loan Facility to finance the Issuer Solutions transaction, with any remaining net proceeds to be used to repay outstanding borrowings under our existing commercial paper programs, such underwriters or their affiliates may receive at least 5% of the net proceeds of this offering. The receipt of at least 5% of the net proceeds of this offering by any underwriter or its affiliates would be considered a “conflict of interest” under FINRA Rule 5121. Consequently, this offering will be conducted in accordance with the applicable requirements of FINRA Rule 5121. Rule 5121 requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(C), the appointment of a qualified independent underwriter is not necessary in connection with this offering as the securities offered are investment grade rated. See “Use of Proceeds.”

Selling Restrictions

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the Senior Notes or possession or distribution of this prospectus supplement and the accompanying prospectus or any other offering or publicity material relating to the Senior Notes in any country or jurisdiction where any such action for that purpose is required.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Senior Notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Senior Notes without disclosure to investors under Chapter 6D of the Corporations Act.

The Senior Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Senior Notes must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The Senior Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Senior Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre (the “DIFC”)

This prospectus supplement and the accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The Senior Notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Senior Notes offered should conduct their own due diligence on the Senior Notes. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Israel

Neither this prospectus supplement nor the accompanying prospectus constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), and none have been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer of the Senior Notes is directed only at (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the “Addendum”) to the Israeli Securities Law. Qualified investors may be required to submit written confirmation that they fall within the scope of the Addendum.

European Economic Area

The Senior Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Senior Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Senior Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Senior Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Senior Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Senior Notes to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is neither (i) a professional client as defined in point

(8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”), nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (“POATRs”); and the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to buy or subscribe the Senior Notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the Senior Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Senior Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the U.K. PRIIPs Regulation.

Each underwriter has represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the Senior Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (ii) it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the United Kingdom.

This prospectus supplement is only for distribution to and directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the United Kingdom and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this prospectus supplement relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.

Hong Kong

The Senior Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Senior Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The Senior Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Senior Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes will not be circulated or distributed, nor will the Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Senior Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor.

securities or securities-based derivatives contracts (each term as defined in Section 2 (1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Senior Notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification: solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined and hereby notified all relevant persons (as defined in Section 309A(1) of the SFA) that the Senior Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

South Korea

The Senior Notes have not been and will not be registered with the Financial Services Commission of South Korea under the Financial Investment Services and Capital Markets Act and the decrees and regulations thereunder (the “FSCMA”) and the Senior Notes have been and will be offered in South Korea as a private placement under the FSCMA. Accordingly, the Senior Notes may not be offered, sold or delivered, directly or indirectly, in South Korea or to, or for the account or benefit of, any resident of South Korea (as defined in the Foreign Exchange Transactions Law of South Korea and the decrees and regulations thereunder (the “FETL”)) or to others for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea, except as otherwise permitted by applicable laws and regulations of South Korea, including the FSCMA and the FETL. In addition, for a period of one year from the issue date of the Senior Notes, any acquirer of the Senior Notes who was solicited to buy the Senior Notes in South Korea is prohibited from transferring any of the Senior Notes to another person in any way other than as a whole to one transferee. Furthermore, the purchaser of the Senior Notes shall comply with all applicable regulatory requirements (including, but not limited to, requirements under the FETL) in connection with the purchase of the Senior Notes.

Switzerland

The prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Senior Notes. The Senior Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Senior Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Senior Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Senior Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The Senior Notes have not been and will not be registered with, or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or any other regulatory authorities of Taiwan, pursuant to relevant securities laws and regulations and may not be offered, issued or sold in Taiwan through a public offering or in any manner which would constitute an offer or a solicitation of an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations of Taiwan or would otherwise require registration with, filing with, or the approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Senior Notes in Taiwan.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering (other than, in each case, current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed under Item 9.01 of such form that are related to such items):

•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026;

•

the portions of our definitive proxy statement on Schedule 14A filed with the SEC on April  28, 2025, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2024; and

•	our Current Reports on Form 8-K, filed with the SEC on January 12, 2026 (as amended by our Current Report on Form 8-K/A filed with the SEC on February 24, 2026) and January 22, 2026.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary

Fidelity National Information Services, Inc.

347 Riverside Avenue

Jacksonville, Florida 32202

(904) 438-6000

We have not, and the underwriters have not, authorized anyone else to provide you with additional information or with information different from that in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein and any free writing prospectus that we have authorized for use in connection with this offering. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information provided in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date on the front cover of the respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

The validity of the Senior Notes offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters relating to Georgia law will be passed upon for us by Troutman Pepper Locke LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

FIS

The consolidated financial statements of Fidelity National Information Services, Inc. and subsidiaries as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Issuer Solutions

The combined financial statements of Issuer Solutions as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, incorporated by reference in this prospectus supplement by reference to a Current Report on Form 8-K/A of Fidelity National Information Services, Inc., filed with the SEC on February 24, 2026, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report. Such combined financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

FIDELITY NATIONAL INFORMATION SERVICES, INC.

COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,

DEBT SECURITIES, WARRANTS, PURCHASE CONTRACTS AND UNITS

Fidelity National Information Services, Inc. may from time to time in one or more offerings offer and sell shares of common stock, shares of preferred stock, depositary shares representing fractional interests in shares of preferred stock or debt securities, senior or subordinated debt securities, warrants, purchase contracts and units.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, carefully before you make your investment decision.

We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents and the specific terms of a plan of distribution will be stated in an accompanying prospectus supplement.

In addition, shareholders of ours (each a “selling shareholder”) may offer and sell our common stock from time to time in one or more offerings. We will describe the specific terms and manner of such offerings in a prospectus supplement, which will also provide information about the selling shareholders and the number of shares that may be sold. We will not receive any proceeds from the sale of shares of our common stock by any selling shareholders.

Our common stock is listed on the New York Stock Exchange under the trading symbol “FIS.” Other than for our common stock, there is no market for the other securities we may offer.

Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus and in our most recent annual report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is June 20, 2025

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “FIS,” “we,” “our,” “ours,” or “us” refer to Fidelity National Information Services, Inc., together with its subsidiaries.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may issue any combination of securities described in this prospectus from time to time and in an unlimited amount. This prospectus provides you with a general description of the securities we may offer. Each time we or a selling shareholder sells securities, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, in any prospectus supplement or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus, any accompanying prospectus supplement, and any other document incorporated by reference is accurate only as of the date on the front cover of the respective documents. Our business, financial condition, results of operations and prospects may have changed since such date.

RISK FACTORS

Investing in the securities to be offered by this prospectus and any applicable prospectus supplement involves risk. Before you make a decision to buy our securities, you should read and carefully consider the risks and uncertainties discussed below under “Forward-Looking Statements” and the risk factors set forth in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC prior to the date of this prospectus, and in the documents and reports that we file with the SEC after the date of this prospectus that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement and any related free writing prospectus or in other documents that are incorporated by reference therein. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and any related prospectus supplement, or incorporated by reference in this prospectus and any related prospectus supplement, or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or “Securities Act” and Section 21E of the Securities Exchange Act of 1934, as amended, or “Exchange Act,” including statements regarding our expectations, hopes, intentions, or strategies regarding the future. Statements that are not historical facts, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements include statements about anticipated financial outcomes, including any earnings outlook or projections, projected revenue or expense synergies or dis-synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases of the Company, the Company’s sales pipeline and anticipated profitability and growth, plans, strategies and objectives for future operations, strategic value creation, risk profile and investment strategies, any statements regarding future economic conditions or performance and any statements with respect to the future impacts of the pending acquisition of Global Payments’ Issuer Solutions business (“Issuer Solutions”) and the pending sale of our remaining equity interest in Worldpay Holdco, LLC. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions, and include statements reflecting future results or outlook, statements of outlook and various accruals and estimates.

These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

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changes in general economic, business and political conditions, a recession, intensified or expanded international hostilities, acts of terrorism, increased rates of inflation or interest, effects of announced or future tariff increases and any resulting regulatory changes in global trade relations, changes in consumer or business confidence; changes in either or both the United States and international lending, capital and financial markets or currency fluctuations;

•	the risk that acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;

•

the risk that cost savings and synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected or that costs may be greater than anticipated;

•	the risks of doing business internationally;

•

the effect of legislative initiatives or proposals, statutory changes, governmental or applicable regulations and/or changes in industry requirements, including privacy, data protection, cybersecurity, cyber resilience and AI laws and regulations;

•	our ability to comply with climate change legal and regulatory requirements and to maintain practices that meet our stakeholders’ evolving expectations;

•

the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;

•	changes in the growth rates of the markets for our solutions;

•

the amount, declaration and payment of future dividends is at the discretion of our board of directors, which we refer to as our board, and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by our board, including legal and contractual restrictions;

•

the amount and timing of any future share repurchases is subject to, among other things, our share price, our other investment opportunities and cash requirements, our results of operations and financial condition, our future prospects and other factors that may be considered relevant by our board and management;

•	failures to adapt our solutions to changes in technology or in the marketplace;

•

internal or external security or privacy breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;

•

the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;

•	the risk that partners and third parties may fail to satisfy their legal obligations to us;

•	risks associated with managing pension cost, cybersecurity issues, IT outages and data privacy;

•	our ability to navigate the opportunities and risks associated with using and/or incorporating AI technologies into our business;

•	the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;

•

the risk that the pending acquisition of Issuer Solutions will not be completed or will not provide the expected benefits, including the anticipated cost or revenue synergies, within the expected timeframe, in full or at all;

•	the risk that the integration of Issuer Solutions will be more difficult, time-consuming or expensive than anticipated;

•

competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;

•	the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;

•	an operational or natural disaster at one of our major operations centers;

•	failure to comply with applicable requirements of payment networks or changes in those requirements;

•	fraud by bad actors; and

•	other risks detailed elsewhere in this document and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

FIS is a financial technology company providing solutions to financial institutions, businesses and developers. We unlock financial technology to the world across the money lifecycle underpinning the world’s financial systems. Our people are dedicated to advancing the way the world pays, banks and invests, by helping our clients to confidently run, grow and protect their businesses. Our expertise comes from decades of experience helping financial institutions and businesses of all sizes adapt to meet the needs of their customers by harnessing where reliability meets innovation in financial technology. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index. FIS is incorporated under the laws of the State of Georgia as Fidelity National Information Services, Inc., and our stock is traded under the trading symbol “FIS” on the New York Stock Exchange.

Our executive offices are located at 347 Riverside Avenue, Jacksonville, Florida 32202, and our telephone number is (904) 438-6000.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by us will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, the financing of future acquisitions and the repayment or refinancing of outstanding indebtedness. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings. We will not receive any proceeds from the sale of securities by selling shareholders.

DESCRIPTION OF CAPITAL STOCK

The following description of select provisions of (a) our Amended and Restated Articles of Incorporation, which we refer to as our articles of incorporation, (b) our Sixth Amended and Restated Bylaws, which we refer to as our bylaws, and (c) Georgia law is necessarily general and does not purport to be complete.

This summary is qualified in its entirety by reference in each case to the applicable provisions of our articles of incorporation and our bylaws. We have incorporated by reference our articles of incorporation and our bylaws as exhibits to the registration statement of which this prospectus forms a part.

General

Stock Outstanding. Our authorized capital stock consists of 950,000,000 shares, of which 750,000,000 are designated “Common Stock” and have a par value of $0.01 per share, and 200,000,000 shares are designated “Preferred Stock” and have a par value of $0.01 per share. As of June 17, 2025, 523,521,570 shares of Common Stock and no shares of Preferred Stock were issued and outstanding.

Common Stock

Holders of our Common Stock are entitled to receive dividends that may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of FIS legally available for the payment of dividends. Holders of our Common Stock have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote. Upon the voluntary or involuntary dissolution of FIS, the net assets of FIS available for distribution shall be distributed pro rata to the holders of Common Stock in accordance with the number of shares of Common Stock held by them. The rights and privileges of holders of our Common Stock are subject to the rights and preferences of the holders of any series of Preferred Stock that we may issue in the future, as described below.

Preferred Stock

Preferred Stock may be issued from time to time without shareholder consent by approval of our board as shares of one or more series. The number of shares of each series of Preferred Stock, and the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of or on such shares shall be as fixed and determined by our board prior to the issuance of any such shares, in the manner authorized by the Georgia Business Corporation Code, which we refer to as the Georgia Code. The authority of our board with respect to each series of Preferred Stock includes, without limiting the generality of the foregoing, the establishment of any or all of the voting powers, preferences, designations, rights, qualifications, limitations and restrictions described in Section 14-2-601(d) of the Georgia Code, and any others determined by our board, any of which may be different from or the same as those of any other class or series of FIS’ shares.

Our board is expressly authorized at any time to adopt resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and at any time and from time to time to file articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in any series of Preferred Stock (but not to decrease the number of shares in any series below the number of shares then issued), to eliminate the series where no shares are issued, or to set or change in any one or more respects the voting powers, preferences, designations, rights, qualifications, limitations or restrictions relating to the shares of the series, except as otherwise provided by law or in the articles of amendment establishing any such series.

Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation, our Bylaws and Georgia Law

A number of provisions of our articles of incorporation and our bylaws deal with matters of corporate governance and the rights of shareholders. The following discussion is a general summary of select provisions of our articles of incorporation, our bylaws and certain Georgia law that might be deemed to have a potential “anti- takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board but which individual shareholders may deem to be in their best interest or in which shareholders may be offered a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions also render the removal of the incumbent board or management more difficult.

Common Stock. Our unissued shares of authorized Common Stock will be available for future issuance without additional shareholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board in opposing a hostile takeover bid.

Preferred Stock. The existence of authorized but unissued Preferred Stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of Preferred Stock to parties that might oppose such a takeover bid or issue shares of Preferred Stock containing terms the potential acquiror may find unattractive. This ability may have the effect of delaying or preventing a change of control, may discourage bids for our Common Stock at a premium over the market price of our Common Stock, and may adversely affect the market price of, and the voting and the other rights of the holders of, our Common Stock.

Board of Directors and Related Provisions. Our articles of incorporation provide that the number of directors is to be not less than five and not more than fifteen and is to be set from time to time within such range by resolution of our board. Our articles of incorporation provide that any vacancy on our board that results from an increase in the number of directors, or from the death, resignation, retirement, disqualification, or removal from office of any director, will be filled by a majority of the remaining members of our board, though less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy resulting from the death, resignation, retirement, disqualification, or removal from office of a director will have the same remaining term as his or her predecessor. Accordingly, our board can prevent any shareholder from enlarging our board and filling the new directorships with that shareholder’s own nominees.

Special Meetings of Shareholders. Our bylaws provide that special meetings of shareholders may be called by the chairman of our board, the vice chairman, our chief executive officer, our president, our board by vote at a meeting of our board, or a majority of our directors in writing without a meeting. Such special meetings may also be called by the holders of 100% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, if such holders sign, date, and deliver to us one or more demands in writing or by electronic transmission for the meeting describing the purpose or purposes for which it is to be held. Our board may postpone, reschedule or cancel any previously scheduled special meeting of shareholders for any reason. These provisions could have the effect of inhibiting shareholder actions that require a special meeting of shareholders, unless our board, the chairman of our board, the vice chairman, our chief executive officer or our president calls such a special meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominees. Our bylaws provide that if one of our shareholders desires to submit a proposal or nominate persons for election as directors at an annual shareholders’ meeting, the shareholder’s written notice must be delivered to and received by the secretary of FIS at the principal executive offices of FIS not later than 120 days before, and not earlier than 150 days before, the first anniversary of the date that the proxy statement for the immediately preceding annual meeting of shareholders was released to shareholders. However, if no annual meeting of shareholders was held in the previous year or if the date of the annual meeting of shareholders has been changed by more than 30 days prior to, or more than 60 days after, the first anniversary of the previous year’s annual meeting of shareholders, the notice shall be delivered to and received by the secretary of FIS at the principal executive offices of FIS not later than the last to occur of (i) the date that is 150 days prior to the date of the contemplated annual meeting or

(ii) the date that is 10 days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting. In the case of a special meeting, to be timely, a shareholder’s proposal must be delivered to the secretary of FIS at the principal executive offices of FIS no later than the close of business on the earlier of (i) the 30th day following the public announcement that a matter will be submitted to a vote of the shareholders at a special meeting or (ii) the 10th day following the day on which notice of the special meeting was given. The notice must describe the proposal or nomination and set forth the name and address of, and the stock held of record and beneficially by, the shareholder, together with other specified information. Our board may make such rules, regulations and procedures for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to any such rules, regulations and procedures established by our board, the presiding officer of any meeting of the shareholders shall have the authority to, among other things, determine the order of business of the meeting and establish rules for, and appoint personnel to assist in, preserving the orderly conduct of the business of the meeting (including any informal, or question and answer, portions thereof). In no event shall the adjournment, postponement or rescheduling of an annual or special meeting of shareholders (or the public announcement thereof) commence a new period (or extend any period) for the giving of a notice of nomination as described above. The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the requisite procedures are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

Other Constituencies

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of our company, our board, committees of our board, and individual directors, in addition to considering the effects of any action on FIS or its shareholders, are authorized under a provision of our articles of incorporation to consider the interests of our and our subsidiaries’ employees, customers, suppliers and creditors, the communities in which our offices or other establishments are located, and all other factors the directors consider pertinent. This provision permits our board to consider numerous judgmental or subjective factors affecting a proposal for a business combination, including some non-financial matters, and on the basis of these considerations, our board may be permitted to oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.

Amendment of Our Articles of Incorporation

Under the Georgia Code, and except as otherwise provided by our articles of incorporation, amendments to our articles of incorporation generally require the amendment to be recommended to the shareholders by our board and approved at a properly called shareholders meeting by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment.

The Georgia Code provides that certain minor amendments to a corporation’s articles of incorporation may be adopted by the board without shareholder action.

Amendment of Our Bylaws

Under the Georgia Code in general, and subject to our articles of incorporation and the requirements of the business combination and fair price provisions described below, our bylaws may be altered, amended, or repealed by our board or by the affirmative vote of a majority of votes cast by shareholders entitled to vote thereon, where a quorum is present.

Anti-Takeover Legislation—Georgia Law

We are covered by two provisions of the Georgia Code that restrict business combinations with interested shareholders: the business combination provision and the fair price provision. These provisions do not apply to a

Georgia corporation unless its bylaws specifically make the statute applicable, and once adopted, in addition to any other vote required by the corporation’s articles of incorporation or bylaws to amend the bylaws, such a bylaw may be repealed only by the affirmative vote of at least two-thirds of the continuing directors and a majority of the votes entitled to be cast by the voting shares of such corporation, other than shares beneficially owned by an interested shareholder and, with respect to the fair price provision, his, her, or its associates and affiliates.

Interested Shareholders Transactions

The business combination provision of the Georgia Code generally prohibits Georgia corporations from entering into certain business combination transactions with any “interested shareholder,” generally defined as any person other than the corporation or its subsidiaries beneficially owning at least 10% of the outstanding voting stock of the corporation, for a period of five years from the date that person became an interested shareholder, unless:

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prior to that shareholder becoming an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction by which the shareholder became an interested shareholder;

•

in the transaction in which the shareholder became an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the voting stock outstanding, excluding, for purposes of determining the number of shares outstanding, “Insider Shares,” as defined below, at the time the transaction commenced; or

•

subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder being the beneficial owner of at least 90% of the outstanding voting shares, excluding, for purposes of determining the number of shares outstanding, Insider Shares, and the transaction was approved at an annual or special meeting of shareholders by the holders of a majority of the voting stock entitled to vote thereon, excluding from such vote Insider Shares and voting stock beneficially owned by the interested shareholder.

For purposes of this provision, Insider Shares refers generally to shares owned by:

•	persons who are directors or officers of the corporation, their affiliates, or associates;

•	subsidiaries of the corporation; or

•

any employee stock plan under which participants do not have the right, as determined exclusively by reference to the terms of such plan and any trust which is part of such plan, to determine confidentially the extent to which shares held under such plan will be tendered in a tender or exchange offer.

A Georgia corporation’s bylaws must specify that all requirements of this provision apply to the corporation in order for this provision to apply. Our bylaws contain a provision stating that all requirements of this provision, and any successor provision, apply to us.

Fair Price Requirements

The fair price provision of the Georgia Code imposes certain requirements on business combinations of a Georgia corporation with any person who is an “interested shareholder” of that corporation. In addition to any vote otherwise required by law or the corporation’s articles of incorporation, under the fair price provision, business combinations with an interested shareholder must meet one of the three following criteria designed to protect a corporation’s minority shareholders:

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the transaction must be unanimously approved by the “continuing directors” of the corporation, generally directors who served prior to the time an interested shareholder acquired 10% ownership and who are unaffiliated with such interested shareholder, provided that the continuing directors constitute at least three members of the board of directors at the time of such approval;

•

the transaction must be recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination; or

•	the terms of the transaction must meet specified fair pricing criteria and certain other tests.

A Georgia corporation’s bylaws must specify that all requirements of the fair price provision apply to the corporation in order for the fair price provision to apply. Our bylaws contain a provision stating that all requirements of the fair price provision, and any successor provisions thereto, apply to us.

Removal of Directors

The Georgia Code also contains a provision commonly referred to as the “removal provision,” which, in the case of a company such as FIS without a staggered board, generally provides that:

•	directors may be removed with or without cause only by a majority vote of the shares entitled to vote for the removal of directors; and

•

a director may be removed by a corporation’s shareholders only at a meeting called for the purpose of removing him or her and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

Limitations on Director Liability

Under the provisions of our articles of incorporation, no director shall have any liability to us or to our shareholders for monetary damages for any action taken, or failure to take any action, as a director, except for: (1) any appropriation of any business opportunity of ours in violation of the director’s duties; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the Georgia Code (relating to a director’s personal liability for certain corporate distributions); or (4) any transaction from which the director received an improper personal benefit.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

We may issue fractional interests in debt securities or preferred stock in the form of depositary shares. The terms of any depositary shares we may offer and the applicable deposit agreement will be stated in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities may be either senior debt securities or subordinated debt securities. The applicable prospectus supplement will describe the terms of any debt securities that we may offer.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or other securities described in this prospectus, or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached to or separate from the underlying securities. The applicable prospectus supplement will describe the terms of any warrants that we may offer.

DESCRIPTION OF PURCHASE CONTRACTS

As may be specified in a prospectus supplement, we may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of debt securities, shares of common stock or preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The applicable prospectus supplement relating to any purchase contracts will specify the material terms of the purchase contracts and any applicable pledge or depositary arrangements.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. The applicable prospectus supplement will describe the terms of any such units.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to be received by us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

If we sell the securities directly or through agents designated by us, we will identify any agent involved in the offering and sale of the securities and will list any commissions payable by us to the agent in the accompanying prospectus supplement. Unless indicated otherwise in the prospectus supplement, any such agent will be acting on a best-efforts basis to solicit purchases for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities and provide for payment and delivery on a future date specified in an accompanying prospectus supplement. We will describe any such arrangement in the prospectus supplement. Any such institutional investor may be subject to limitations on the minimum amount of securities that it may purchase or on the portion of the aggregate principal amount of such securities that it may sell under such arrangements. Institutional investors from which such authorized offers may be solicited include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	such other institutions as we may approve.

Underwriters, dealers, agents and remarketing firms, and their control persons, may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than our Common Stock which is listed on the New York Stock Exchange. Any Common Stock sold will be listed on the New York Stock Exchange, upon official notice of issuance, unless stated otherwise in the applicable prospectus supplement. The securities, other than the Common Stock, may or may not be listed on a national securities exchange. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

The applicable prospectus supplement will describe the plan of distribution with regard to any shares to be sold by selling shareholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below (other than information in such documents that is not deemed to be filed) and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act after the initial filing of the registration statement that contains this prospectus and until the termination of the offering of the securities covered by this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 13, 2025;

•	our quarterly report on Form 10-Q for the period ended March 31, 2025, filed with the SEC on May 6, 2025;

•	our definitive proxy statement on Schedule 14A, filed with the SEC on April 28, 2025;

•	our current reports on Form 8-K, filed with the SEC on March 14, 2025, April 21, 2025, May 6, 2025 (report filed at 4:23 p.m., Eastern time) and June 13, 2025; and

•

the description of our Common Stock, par value $0.01 per share, included in our registration statement on Form 10, as amended, filed with the SEC on June 11, 2001, under the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary

Fidelity National Information Services, Inc.

347 Riverside Avenue

Jacksonville, Florida 32202

(904) 438-6000

You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus or in any such free writing prospectus we have authorized is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

Certain matters with respect to the validity of the securities offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York, and certain matters with respect to Georgia law will be passed upon for us by Troutman Pepper Locke LLP, Atlanta, Georgia. Additional legal matters may be passed upon for us and for any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Fidelity National Information Services, Inc. and subsidiaries as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Fidelity National Information Services, Inc.

$2,000,000,000 4.450% Senior Notes due 2028

$2,300,000,000 4.550% Senior Notes due 2029

$500,000,000 Floating Rate Senior Notes due 2029

$2,000,000,000 4.800% Senior Notes due 2031

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman Sachs & Co. LLC	Wells Fargo Securities	Citigroup	J.P. Morgan	TD Securities

Passive Bookrunners

Barclays	BofA Securities	MUFG	US Bancorp	BMO Capital Markets

Lloyds Securities	NatWest	PNC Capital Markets LLC	Regions Securities LLC

Senior Co-Managers

Credit Agricole CIB	Truist Securities	Citizens Capital Markets	Fifth Third Securities

March 4, 2026